UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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RESOURCES CONNECTION, INC.

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2023 Proxy Statement

RGP®
Dare to Work Differently™

We are the modern human capital firm delivering professional services in a new way. We give clients and consultants more control, choice and impact. The economy needs experts who execute, and we are here to deliver.”

— Kate W. Duchene / President and Chief Executive Officer

September 7, 2023

Dear Stockholder:

Thank you for your continued support of RGP. We are a human capital business purpose built for today's economy. We deploy agile, expert consultants to support clients through finance, digital, risk and compliance, and operational excellence transformations. We have built a global business to harness the power of exceptional functional experts who are daring to work in a new way - on their terms. We are experts who execute, working as members of our clients' project teams or leading project deliverables to create impact efficiently and cost effectively. We believe we offer a better way to access expertise to execute, and we are excited about continuing to build our brand through excellent client and consultant experience. In this proxy, we are pleased to share the following information about our Board governance, compensation practices, and diversity, equity and inclusion (“DE&I”) activities.

DE&I

At RGP, DE&I are critical underpinnings of our shared values. As a Human First company, we recognize diversity as a strength that is cultivated through our culture, our people, our business and our clients. We are working to protect and promote inclusion and equity in the workforce and in corporate leadership. We are proud of the gender representation of our workforce and the diversity of our executive team. We continue to focus on building and advancing diverse leaders at all levels of the company. Please review this Proxy Statement and our Annual Report for fiscal 2023 for a more robust disclosure of our outstanding gender and racial diversity representation in our leadership and our employees, as well as our other important corporate social responsibility initiatives.

Board Refreshment

On August 15, 2023, we welcomed a new Board member, Sue Collyns, who brings to RGP’s Board strong experience in strategic and global leadership, as well as deep knowledge of business and operational transformation and digital engagement. In this Proxy Statement, we are announcing that Jolene Sarkis is retiring from the Board effective at the end of her term in October 2023 pursuant to our Board retirement policy. Throughout her tenure on the Board, Jolene has operated with distinction and excellence, and we thank her for her exceptional service. We will continue our refreshment efforts in the coming year as we plan to reduce the Board size and increase diversity in experience, skills and background. In our search for new Board members, we seek the same values that guide our talent strategies – integrity, intellectual rigor, accountability and diversity of backgrounds, skills and attributes.

2023 Annual Meeting

We cordially invite you to attend our 2023 Annual Meeting of Stockholders of Resources Connection, Inc., to be held at 1:30 p.m. Pacific Time, on October 19, 2023, at the Company’s headquarters in Irvine, California. The formal Notice of the Annual Meeting appears on the following page and describes the matters we expect to be acted upon at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important your shares be represented. Please follow the directions below to vote your shares in a timely manner.

We thank you for your ownership and are grateful for your support as we Dare to Work DifferentlyTM. We look forward to the year ahead and hope to see you at our Annual Meeting.

Sincerely,

Kate W. Duchene

President and Chief Executive Officer

Resources Connection, Inc.

17101 ARMSTRONG AVENUE

IRVINE, CALIFORNIA 92614

(714) 430-6400

Notice of 2023 Annual Meeting of Stockholders

DATE AND TIME	PLACE	RECORD DATE
October 19, 2023 1:30 p.m., Pacific Time	17101 Armstrong Avenue, Irvine, California 92614	August 21, 2023
Proxy Voting

It is important that your shares be represented and voted at the Annual Meeting. Please submit your proxy as soon as possible via the Internet, telephone or mail. Submitting your proxy by one of these methods will ensure your representation at our annual meeting regardless of whether you attend the meeting. Voting instructions are printed on your proxy card, Notice of Internet Availability or voting instruction form, as applicable.

Items of Business

1	To vote for the election of Robert Kistinger, Marco von Maltzan, and David P. White to our Board of Directors, each for a three-year term expiring at the annual meeting in 2026 and until their respective successors are duly elected and qualified;
2	To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal 2024;
3	To approve on an advisory basis Resources Connection, Inc.’s executive compensation;
4	To approve on an advisory basis the frequency of future advisory votes on Resources Connection, Inc.’s executive compensation; and
5	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Proxy Statement

We are sending this Proxy Statement to you, the stockholders of Resources Connection, Inc. (“RGP,” “we” or the “Company”), a Delaware corporation, as part of our Board of Directors’ (our “Board’s”) solicitation of proxies to be voted at our 2023 Annual Meeting of Stockholders (“Annual Meeting”) to be held on October 19, 2023, and at any postponements or adjournments thereof. This Proxy Statement and our 2023 Annual Report on Form 10-K, which includes our fiscal 2023 financial statements (“Annual Report”) were first sent or made available to stockholders on or about September 7, 2023.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on October  19, 2023.

This Proxy Statement and our Annual Report are available electronically at www.proxyvote.com. Copies of these materials are also available electronically on the Company’s website at https://ir.rgp.com/financials-filings/annual-reports-and-proxies. The other information on our corporate website does not constitute part of this Proxy Statement.

2 — RGP 2023 Proxy Statement

4	Forward Looking Statements
5	2023 Proxy Statement Summary
Who We Are
What We Value
Board Highlights
Corporate Highlights
Financial Metrics
Stockholder Return
Corporate Social Responsibility and ESG Highlights
11	Notice of Annual Meeting and Voting Matters
15	Proposal 1. Election of Directors
22	Executive Officers
23	Board of Directors
Board Leadership Structure
Director Independence
Committees of the Board
Attendance at Meetings
Committee Charters
Corporate Governance and Nominating Committee
Compensation Committee
Audit Committee
The Board’s Role in Risk Oversight
Risk Assessment of Compensation Programs
Employee, Officer and Director Hedging
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Board Evaluation Process
Communications with the Board
31	Corporate Social Responsibility and ESG Efforts
35	Director Compensation
37	Director Compensation Table — Fiscal 2023
Aggregate Outstanding Equity Awards
Stock Ownership Guidelines for Directors
40	Policy Regarding Treatment of Related Party Transactions
41	Security Ownership of Certain Beneficial Owners and Management
43	Delinquent Section 16(a) Reports
44	Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2024
45	Audit Committee Report
46	Executive Compensation — Compensation Discussion and Analysis
Fiscal 2023 Executive Summary
Compensation Governance
Compensation Philosophy
Compensation Program Design
Use of Compensation Consultant
Use of Peer Group Data
Role of Stockholder Say-on-Pay Votes and Investor Feedback
Elements of Pay for Named Executive Officers
Change In Control and Severance Benefits
Stock Ownership Guidelines for NEOs
Insider Trading Policy Summary
Tax Deductibility of Executive Compensation
Decisions for Fiscal 2023
56	Compensation Committee Report on Executive Compensation
56	Compensation Committee Interlocks and Insider Participation
57	Executive Compensation Tables for Fiscal 2023
Summary Compensation Table — Fiscal 2021 to 2023
Description of Employment Agreements — Cash Compensation
Grants of Plan-Based Awards in Fiscal 2023
Description of Plan-Based Awards
Outstanding Equity Awards at Fiscal 2023 Year-End
Option Exercises and Stock Vested in Fiscal 2023
63	Potential Payments upon Termination or Change in Control
66	CEO Pay Ratio Disclosure
67	Pay Versus Performance Disclosure
71	Proposal 3. Advisory vote on the Company’s Executive Compensation
74	Proposal 4. Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation
75	Questions and Answers

RGP 2023 Proxy Statement —  3

Forward Looking Statements

Certain statements in this Proxy Statement are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to expectations concerning matters that are not historical facts. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should,” or “will” or the negative of these terms or other comparable terminology. In this Proxy Statement, such statements include statements regarding our growth and operational plans, our project pipeline, our environmental responsibility and DE&I goals, expectations regarding the success of our business strategies, expectations regarding secular trends, our ability to accelerate our growth as the economy improves, and expectations regarding our continued growth and ability to deliver increased stockholder value. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include, but are not limited to, the following: risks related to an economic downturn or deterioration of general macroeconomic conditions, potential adverse effects to our and our clients’ liquidity and financial performances from bank failures or other events affecting financial institutions, risks arising from epidemic diseases or pandemics, the highly competitive nature of the market for professional services, risks related to the loss of a significant number of our consultants, or an inability to attract and retain new consultants, the possible impact on our business from the loss of the services of one or more key members of our senior management, risks related to potential significant increases in wages or payroll-related costs, our ability to secure new projects from clients, our ability to achieve or maintain a suitable pay/bill ratio, our ability to compete effectively in the competitive bidding process, risks related to unfavorable provisions in our contracts which may permit our clients to, among other things, terminate the contracts partially or completely at any time prior to completion, our ability to realize the level of benefit that we expect from our restructuring initiatives, risks that our recent digital expansion and technology transformation efforts may not be successful, our ability to build an efficient support structure as our business continues to grow and transform, our ability to grow our business, manage our growth or sustain our current business, our ability to serve clients internationally, additional operational challenges from our international activities, possible disruption of our business from our past and future acquisitions, the possibility that our recent rebranding efforts may not be successful, our potential inability to adequately protect our intellectual property rights, risks that our computer hardware and software and telecommunications systems are damaged, breached or interrupted, risks related to the failure to comply with data privacy laws and regulations and the adverse effect it may have on our reputation, results of operations or financial condition, our ability to comply with governmental, regulatory and legal requirements and company policies, the possible legal liability for damages resulting from the performance of projects by our consultants or for our clients’ mistreatment of our personnel, risks arising from changes in applicable tax laws or adverse results in tax audits or interpretations, the possible adverse effect on our business model from the reclassification of our independent contractors by foreign tax and regulatory authorities, the possible difficulty for a third party to acquire us and resulting depression of our stock price, the operating and financial restrictions from our credit facility, risks related to the variable rate of interest in our credit facility, the possibility that we are unable to or elect not to pay our quarterly dividend payment, and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 27, 2023 and our other public filings made with the U.S. Securities and Exchange Commission (the “SEC”) (File No. 000-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this Proxy Statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

4 — RGP 2023 Proxy Statement

2023 Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. The following description is only a summary. For more complete information about these topics, please review our Annual Report, which contains our financial statements, and read the entire Proxy Statement carefully before voting.

Who We Are	What We Value

We are a global consulting firm focused on project execution services that power clients’ operational needs and change initiatives utilizing on-demand, experienced and diverse talent. As a next-generation human capital partner for our clients, we specialize in co-delivery of enterprise initiatives typically precipitated by business transformation, strategic transactions or regulatory change. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’ and partners’ successes.

Based in Irvine, California, with offices worldwide, our agile human capital delivery model attracts top-caliber professionals with in- demand skillsets who seek a workplace environment that embraces flexibility, collaboration and human connection. Our agile professional services model allows us to quickly align the right resources for the work at hand with speed and efficiency in ways that bring value to both our clients and talent. Our unique approach to workforce strategy strongly positions us to help our clients transform their businesses and workplaces, especially in a time where high-quality talent is increasingly scarce and the usage of a flexible workforce to execute transformational projects has become the dominant operating model. Our approximately 4,100 professionals collectively engaged with over 2,000 clients around the world in fiscal 2023, including over 87% of the Fortune 100 as of May 2023.

In a world of digital transformation, we are unified under the vision that we must keep business as human first. Our culture is built upon our shared, core values of Loyalty, Integrity, Focus, Enthusiasm, Accountability and Talent, and we believe this is a key reason for our success.
	LOYALTY	INTEGRITY	FOCUS
	ENTHUSIASM	ACCOUNTABILITY	TALENT

Board Highlights
We believe our directors’ breadth of experience, diversity, tenure and skills strengthen our Board’s independent leadership and the effective oversight of management.
INDEPENDENCE*	DIVERSITY*	TENURE*

* As of September 2023

RGP 2023 Proxy Statement —  5

TICKER SYMBOL	GLOBAL FOOTPRINT
Nasdaq: RGP	North America | Europe | Asia Pacific

Fiscal 2023 Financial Highlights

•	We achieved revenue of $775.6 million for fiscal 2023;
•	On a same-day constant currency basis, revenue was up 1.1% year-over-year (excluding revenue from taskforce, our business divested at the beginning of fiscal 2023);
•	We achieved gross margin of 40.4%, an improvement of 110 basis points compared to fiscal 2022 and the highest full year gross margin in over a decade;
•	We generated $54.4 million in net income for fiscal 2023;
•	We achieved Adjusted EBITDA(1) of $100.2 million for fiscal 2023;
•	We realized an Adjusted EBITDA Margin(1)(2) of 12.9% for fiscal 2023, up 10 basis points compared to fiscal 2022;
•	We produced diluted earnings per share of $1.59 for fiscal 2023;
•	We generated $81.6 million in cash flow from operations;
•	We retained 80% of our top 100 clients; and
•	We ended fiscal 2023 with $116.8 million in cash and cash equivalents and $291 million in available financial liquidity.

Fiscal 2023 By the Numbers
$775.6 million revenue	$100.2 million Adjusted EBITDA(1)	40.4% gross margin	12.9% Adjusted EBITDA Margin(1)(2)
2,000 clients	87% of Fortune 100 clients	4,100 borderless employees (including billable consultants and management personnel)	68.4% of U.S.-based employees identify as women or racially/ethnically diverse

Adjusted EBITDA Margin	Revenue	Cash Flow from Operations
(in percentage)	(in millions)	(in millions)

(1)—Adjusted EBITDA is calculated as earnings before amortization expense, depreciation expense, interest and income tax expense or benefit plus or minus stock-based compensation expense, technology transformation costs, goodwill impairment, restructuring costs, and contingent consideration adjustments, as reported in the Company’s financial statements. See pages 31-33 of Resources Connection, Inc.’s Annual Report on Form 10-K for the fiscal year ended May 27, 2023, filed with the SEC on July 25, 2023 (the “Fiscal 2023 Annual Report”), for a discussion of the adjustments made and a reconciliation of those adjustments to net income, the most directly comparable U.S. generally accepted accounting principles (“GAAP”) financial measure, to compute Adjusted EBITDA.

(2)—Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by revenue.

6 — RGP 2023 Proxy Statement

Corporate Highlights

In fiscal 2023, we produced a strong gross margin and Adjusted EBITDA(1). We accomplished this by successfully executing on our ongoing pricing initiative to raise bill rates resulting in improved pay/bill ratio and by divesting taskforce which historically had less favorable pay/bill ratios. Despite a challenging macro environment throughout the fiscal year, we also delivered a strong Adjusted EBITDA Margin(1)(2) of 12.9% in fiscal 2023.

The growing shift in workforce strategy towards a project-based orientation has been greatly accelerated by the COVID-19 pandemic, which placed an enhanced emphasis on business agility, and continues to be hastened by the competition for talent. Permanent professional personnel positions are being reduced as organizations engage agile talent for project initiatives and transformation work. To capitalize on the favorable secular trends, we are keenly focused on executing the following business strategies to achieve our objectives to build and maintain the Company’s reputation as the premier provider of project execution services for companies facing transformation, change and compliance challenges:

•  Hire and retain highly qualified, experienced consultants. We believe our highly qualified, experienced consultants provide us with a distinct competitive advantage. Therefore, one of our top priorities is to continue to attract and retain high-caliber experts who are committed to serving clients and solving their problems. We believe we have been successful in attracting and retaining qualified, expert and diverse professionals by providing interesting work engagements with a blue-chip client base, competitive compensation and benefits, and continuing professional development and learning opportunities, as well as membership to an exclusive community of like-minded professionals, while offering flexible work schedules and more control over choosing client engagements.

•  Maintain our distinctive culture. Our corporate culture is a core pillar of our business strategy, built upon our shared, foundational values of Loyalty, Integrity, Focus, Enthusiasm, Accountability and Talent, and we believe it has been a significant component of our success.

•  Establish consultative relationships with clients. We emphasize a relationship-oriented approach to business rather than a transaction-oriented or assignment-oriented approach. We believe the professional services experience of our management and consultants enables us to understand the needs of our clients and deliver an integrated, relationship-based approach to meeting those needs. Client relationships and needs are addressed from a client-centric, not geographic, perspective. Our revenue team regularly meets with our existing and prospective clients to understand their business issues and help them define their project needs. Our talent team then identifies consultants with the appropriate skills and expertise from our global talent pool to meet the clients’ objectives. We believe that by establishing relationships with our clients to solve their professional service needs, we are more likely to identify new opportunities to serve them. The strength and depth of our client relationships is demonstrated by the 80% retention rate of our top 100 clients over the last five fiscal years.

•  Build the RGP brand. We want to maintain a leadership position in today’s world of work, providing the best talent to execute client projects in an increasingly fluid gig-oriented environment. We have historically built our brand through the consistent and reliable delivery of high-quality, value-added services to our clients as well as a significant referral network of 3,145 consultants and 917 management and administrative employees as of May 27, 2023. In recent years, we have invested in global, regional and local marketing and brand activation efforts that reinforce our brand. In fiscal 2022, we introduced our new tagline — Dare to Work Differently™ — to clarify our brand. We made progress on clarifying our brand and activated our new brand positioning during fiscal 2023. We rely on trademark registrations and common law trademark rights to protect the distinctiveness of our brand.

Fiscal 2023 was a successful year. We grew pay/bill spread which resulted in the highest full year gross margin in over a decade. We stand ready to accelerate our growth as the economy improves with inflation moderating and interest rates stabilizing.

RGP 2023 Proxy Statement —  7

Stockholder Return

We returned $18.8 million to stockholders during fiscal 2023 through our dividend program increasing cumulative dividends to $55.6 million over the past three fiscal years. In addition, we have returned $34.9 million to our stockholders through our share repurchase program over the past three fiscal years. We believe that the payment of a regular dividend, along with the continuation of our stock repurchase plan as circumstances permit, provides us the ability to consistently return cash to our stockholders.

Issuance of Quarterly Dividend

In July 2010, our Board authorized the establishment of a regular quarterly dividend, subject to quarterly Board approval. We paid a quarterly dividend of $0.14 per share to our stockholders for each quarter in fiscal 2023. Consistent with prior quarters, in July 2023, our Board authorized the payment of a quarterly dividend at $0.14 per share payable on September 21, 2023 to all stockholders of record on August 24, 2023.

Stock Repurchase

In July 2015, our Board approved a stock repurchase program authorizing the repurchase, at the discretion of our senior executives, of our common stock for a designated aggregate dollar limit not to exceed $150 million. During the year ended May 27, 2023, the Company repurchased 914,809 shares of the Company’s common stock on the open market at an average price of $16.62 per share, for an aggregate total purchase price of approximately $15.2 million. As of May 27, 2023, approximately $50.2 million remained available for future repurchases of the Company’s common stock under the July 2015 program.

8 — RGP 2023 Proxy Statement

Corporate Social Responsibility and ESG Highlights

The Company and our Board maintain a focus on corporate social responsibility and environmental, social and governance (“ESG”) matters that impact our employees, clients and their communities. We believe that environmentally and socially responsible operating practices go hand in hand with generating value for our stockholders and clients, being an employer of choice, and being good neighbors within our communities. We continuously look for new and better ways to foster a diverse and inclusive work environment, minimize our environmental footprint and engage our surrounding communities, all while creating value for our stockholders. Below are some recent highlights of our diversity and sustainability initiatives. For additional information, see “Corporate Social Responsibility and ESG Efforts” beginning on page 31.

ESG Committee

During fiscal 2023, our ESG Committee continued to lead the Company’s ESG strategy, with oversight by the Corporate Governance and Nominating Committee of the Board. The ESG Committee is a cross-functional advisory committee comprised of employees from various sectors and geographic locations. It meets regularly to discuss the Company’s general strategy with respect to ESG matters and makes recommendations to the Company’s executive leadership team on how the Company’s policies, practices and disclosures can respond to current and emerging ESG issues.

Workforce Representation

We are proud that 100% of our Executive Leadership Team(3) identifies as women or as racially or ethnically diverse. Many of our other key leaders also identify as women or racially or ethnically diverse. Additionally, as of September 2023, 45% of our directors on our Board identify as women or racially or ethnically diverse. We aim to have a workforce that reflects the diversity of the qualified talent that is available in the markets we serve. As of May 2023, 68.4% of our U.S.-based employees identified as women or as racially or ethnically diverse, and we are a Paradigm for Parity Coalition Company, which is a coalition of companies committed to addressing gender and diversity gaps in corporate leadership.

68.4%* of our U.S. employees	100%** of our executive leaders	45%** of our directors
Identify as Women or Racially/Ethnically Diverse
Paradigm for Parity Coalition Company

* As of May 2023.
** As of September 2023.

In fiscal 2023, we continued our Diversity, Equity and Inclusion (“DE&I”) Council and DE&I Ambassador programs, consisting of employees representing a cross-section of functions and levels across the globe, and open to all employees, regardless of race, gender or ethnicity. The DE&I Council serves an important role in working closely with senior leaders to facilitate alignment between our DE&I efforts and overall business strategy of promoting human capital practices that support and accelerate our DE&I goals. The DE&I Ambassador program’s mission is to spread the culture of DE&I at the Company, promote DE&I awareness and engage employees at all levels of the Company through existing business forums, established teams, offices, markets and regions. The DE&I Ambassador teams operate at a regional level and meet quarterly to share success stories and practices across the regions.

(3)—Our Executive Leadership Team is comprised of our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Digital Officer, Chief Legal Officer and Chief People Officer.

RGP 2023 Proxy Statement —  9

Sustainability

We maintain a Global Environmental Responsibility Policy, which sets forth our commitment to operate our business as a responsible corporate citizen committed to sound environmental management and with concern for the well-being of our common environment. As a global human capital company, our environmental footprint is relatively small. We nevertheless continue to take actions to reduce our footprint and be environmentally responsible, including (1) reducing our global real estate footprint by over 31,000 square feet during fiscal 2023 by creating designated virtual offices, utilizing shared work spaces and expanding our use of technology to allow more employees to work virtually; (2) reducing our use of paper by transitioning nearly all of our client invoices to electronic billing, implementing electronic paystubs for all U.S. employees, reducing our use of print-based marketing materials in favor of digital assets and distributing our proxy statement and annual report electronically; and (3) minimizing our Company’s carbon emissions through reduced air travel and commuting due to our use of virtual offices and hybrid approach to remote and in-office work and maximizing the use of technology for virtual meetings.

Our Communities

We support and encourage our employees to volunteer their time and donate to local or national charitable causes. Since fiscal 2020, we have sponsored Brightpath STEAM Academy, which is a robotics summer camp organized by one of our employees for under-privileged and under-represented students in St. Louis, Missouri. We, as an organization, also view each local, national or global challenge as an opportunity to support and give back to the communities in the markets we serve. In fiscal 2023, we continued our Social Justice Charitable Matching Fund, which has allowed us to help raise DE&I awareness internally across our organization by matching employees’ contributions to charitable organizations that promote social justice. As of May 27, 2023, we achieved our goal of matching $100,000 in contributions during fiscal 2023, and since fiscal 2021, we have supported over 150 unique charitable organizations with over $300,000 in contributions. We intend to continue our commitment toward this Fund in fiscal 2024.

10 — RGP 2023 Proxy Statement

Annual Meeting

DATE AND TIME	PLACE	RECORD DATE
October 19, 2023 1:30 p.m., Pacific Time	17101 Armstrong Avenue, Irvine, California 92614	August 21, 2023

VOTING

Stockholders as of the close of business on the record date are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals.

MEETING AGENDA

1	Election of three directors, each for a three-year term expiring at the Company’s annual meeting in 2026 and until their respective successors are duly elected and qualified;
2	Ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal 2024;
3	Approval on an advisory basis of the Company’s executive compensation;
4	Approval on an advisory basis of the frequency of future advisory votes on the Company’s executive compensation; and
5	Transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

RGP 2023 Proxy Statement —  11

VOTING MATTERS

Proposal 1	Detailed Information

Election of Three Directors for a Three-Year Term	Page 15

The following table provides summary information about each director nominee. More detailed information may be found in the section entitled “Proposal 1. Election of Directors.”

Name and Principal Occupation	Age	Director Since	Board Committees
ROBERT KISTINGER	70	2006	Audit Corporate Governance and Nominating Committee
MARCO von maltzan	68	2018	Audit
david p. white	55	2021	Compensation Corporate Governance and Nominating Committee

Proposal 2	Detailed Information

Ratification of the appointment of RSM US LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2024	Page 44

For more detailed information on the appointment of RSM US LLP, please refer to the detailed information in “Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2024.”

Stockholder ratification of the appointment of RSM US LLP as our independent registered public accounting firm is not required by our Third Amended and Restated Bylaws (our “Bylaws”) or otherwise. However, our Board is submitting the appointment of RSM US LLP to our stockholders for ratification as a matter of good corporate governance. If stockholders fail to ratify the appointment, the Audit Committee may reconsider the decision to retain RSM US LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and our stockholders.

Set forth below is summary information with respect to RSM US LLP’s fees for services provided to the Company in fiscal 2023 and fiscal 2022.

	2023	2022
Audit Fees	$1,599,760	$1,290,694
Audit Related Fees	$85,460	$100,300
Tax Fees	$6,200	$6,100
All Other Fees	$0	$0

12 — RGP 2023 Proxy Statement

Proposal 3	Detailed Information
Advisory Vote on the Company’s Executive Compensation	Page 71

We are asking stockholders to approve, on an advisory basis, the Company’s executive compensation as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the executive compensation tables and narratives accompanying those tables as well as the Compensation Discussion and Analysis). Our Board recommends a FOR vote because it believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving the Company’s core objectives of providing competitive pay, pay for performance and alignment of management’s interests with the interests of long-term stockholders. In addition to reviewing the information in “Proposal 3. Advisory Vote on the Company’s Executive Compensation” and the executive compensation tables and corresponding narratives in this Proxy Statement, stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives. Further, our Board believes our executive compensation programs are reasonable in relation to comparable public and private companies in our industry.

PAY FOR PERFORMANCE ORIENTATION

•

“At Risk” Compensation/Pay for Performance. A significant portion of each named executive officer’s (“NEO’s”) compensation is “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.

For fiscal 2023, approximately 78% of our Chief Executive Officer’s, and an average of 74% of our other NEOs’ target total direct compensation(4), was not guaranteed but rather was tied to metrics related to Company performance and/or stock price, and therefore meaningfully “at risk.” Furthermore, approximately half of our NEOs’ target total direct compensation is tied to the Company’s financial performance.

•	Base Salaries. The Compensation Committee determined that the base salaries of our NEOs should be increased for fiscal 2023 to better align each NEO’s base salary with the median base salary of similarly situated executives in the Company’s peer group.
•

Annual Incentives. All of our NEOs participated in our Executive Incentive Plan (“EIP”) during fiscal 2023. The EIP reflects a pay for performance culture. Incentives are earned based on Company performance, measured by the Company’s Revenue(5) and Adjusted EBITDA Margin(1)(2) for fiscal 2023, and individual qualitative performance criteria. If the Company does not achieve the threshold level of financial performance under the EIP, the amount payable under the qualitative performance criteria is capped at 50% of the target annual incentive. The maximum amount that may be earned under the EIP is 300% of the target annual incentive.

For fiscal 2023, the Compensation Committee set challenging performance goals that exceeded the Revenue and Adjusted EBITDA Margin achieved under the EIP for fiscal 2022. For fiscal 2023, the Company exceeded the “maximum” level of performance for the Adjusted EBITDA Margin goal and achieved between “threshold” and “target” level of performance for the Revenue goal, resulting in a quantitative multiplier under the EIP equal to 121% of the target annual incentive. The Compensation Committee also determined that each of our NEOs exceeded each of their individual performance goals for fiscal 2023 and displayed outstanding leadership through an uncertain macroeconomic climate, resulting in the achievement of 110% of their EIP qualitative goals designated for fiscal 2023. Accordingly, the Compensation Committee awarded our NEOs annual cash incentives under the EIP for fiscal 2023 as follows:

•	Ms. Duchene, our President and Chief Executive Officer, was awarded a total annual incentive of $1,097,000, representing 44% of her maximum award opportunity or 133% of her target annual incentive opportunity;
•	Ms. Ryu, our Executive Vice President and Chief Financial Officer, was awarded a total annual incentive of $532,000, representing 44% of her maximum award opportunity or 133% of her target annual incentive opportunity; and
•	Mr. Brackney, our President and Chief Operating Officer, was awarded a total annual incentive of $864,000, representing 44% of his maximum award opportunity or 133% of his target annual incentive opportunity.

(4)—Target total direct compensation means the NEO’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the target number of shares subject to the award) of annual long-term incentive awards granted to the NEO in fiscal 2023.

(5)—Revenue is defined as the Company’s consolidated revenue as reported in the Company’s financial statements.

RGP 2023 Proxy Statement —  13

•	Performance-Based Long-Term Incentives. 50% of the NEOs’ annual equity incentive awards granted in fiscal 2023 were granted in the form of performance-based restricted stock units (“PSUs”). The PSUs will be eligible to vest at the end of a three-year performance period based on the Company’s Revenue(5) and Adjusted EBITDA Margin(1)(2) achieved over the performance period. The total number of shares that may be earned for these PSUs will range from zero to 150% of the target number of shares based on performance over the performance period.

The remaining 50% of the NEOs’ annual equity incentive awards were granted in the form of time-based restricted stock units (“RSUs”) that vest over a four-year period. PSUs and RSUs align the interests of our NEOs with our stockholders and create a retention incentive over the vesting period. These awards were made pursuant to our 2020 Performance Incentive Plan (“2020 Plan”). No other long-term incentive awards were granted to our NEOs in fiscal 2023.

The Company’s current policy is to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of our NEOs each year at the annual meeting of stockholders. We have included in this Proxy Statement a proposal to approve the frequency of future advisory votes on the Company’s executive compensation and our Board recommends that we continue with the current policy of holding such a vote every year. Accordingly, it is expected that the next such vote will occur at the 2024 Annual Meeting of Stockholders.

Proposal 4	Detailed Information

Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	Page 74

As set forth in Proposal 4, our stockholders are being provided the opportunity to cast an advisory vote on the frequency of future advisory votes on the compensation of our NEOs. The Board recommends that our stockholders vote for an advisory vote on the Company’s executive compensation annually. While we believe a vote every year is the best choice for our Company, you are not voting to approve or disapprove the Board’s recommendation, but rather to make your own choice to have future advisory votes on executive compensation every year, every two years or every three years. You may also abstain from voting. Our Board values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when determining the frequency of future advisory votes on the Company’s executive compensation. More detailed information may be found in the section entitled “Proposal 4. Advisory Vote on the Frequency of Future Advisory Votes on the Company’s Executive Compensation.”

14 — RGP 2023 Proxy Statement

Proposal 1. Election of Directors

Our Board currently consists of eleven directors. Our Amended and Restated Certificate of Incorporation provides for a classified Board consisting of three classes of directors, each serving staggered three-year terms. At this year’s Annual Meeting, we will be electing three directors, each to serve a term of three years expiring at our 2026 Annual Meeting and until his successor is duly elected and qualified. Jolene Sarkis is retiring at the end of her term in October 2023 pursuant to our director retirement policy and is not standing for re-election at the Annual Meeting. Following the retirement of Ms. Sarkis, the Board intends to reduce the size of the Board, and the number of Class II directors, by one director. Accordingly, stockholders may only vote for three director nominees at the Annual Meeting.

Each of the nominees, Robert Kistinger, Marco von Maltzan, and David P. White, is presently a member of our Board, having served on the Company’s Board since 2006, 2018 and 2021, respectively. Messrs. Kistinger and von Maltzan were each previously elected to our Board by our stockholders at our 2020 annual meeting of stockholders. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board appointed Mr. White as a director in July 2021 after being initially recommended as a director candidate by one of the Board’s independent directors.

Our Board, acting upon the recommendation of the Corporate Governance and Nominating Committee, recommends that stockholders vote in favor of the election of each of the nominees, Messrs. Kistinger, von Maltzan, and White.

In recommending director nominees for selection by the Board, the Corporate Governance and Nominating Committee considers a number of factors, which are described in more detail below under “Board of Directors — Corporate Governance and Nominating Committee.” In considering these factors, the Corporate Governance and Nominating Committee and the Board consider the fit of each individual’s qualifications, skills and attributes with those of the Company’s other directors in order to build a Board that, as a whole, contains diverse perspectives and experience and is effective, collegial and responsive to the Company and its stockholders. The Board and the Corporate Governance and Nominating Committee aspire to expand the pool of qualified applicants for director positions, including with respect to gender and ethnic and racial diversity. Recommendations and selections for director nominees are made based on an assessment of the best candidate qualified for the position. There are no family relationships among our directors or executive officers nor any arrangements or understandings between any director and any other person pursuant to which a director was selected as a director or nominee.

If at the time of the Annual Meeting any of the nominees is unable or unwilling for good cause to serve if elected, the persons named as proxies on the proxy card will vote for such substitute nominee or nominees, if any, as our Board recommends or, if no substitute nominee is recommended by our Board, for the remaining nominees, leaving a vacancy, unless our Board chooses to reduce the number of directors serving on the Board. Each of the nominees has consented to be named in this Proxy Statement and to serve if elected.

Following is biographical information about each nominee and each other director who will continue as a director after the Annual Meeting. This description includes the principal occupation of, and directorships held by, each director for at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to our Board’s conclusion that each nominee and director should serve as a member of the Company’s Board.

RGP 2023 Proxy Statement —  15

Director Nominees

The individuals standing for election are:

Robert F. Kistinger
Age 70 Director since August 2006
Mr. Kistinger was the Chief Operating Officer of Bonita Banana Company from 2009 to 2014 and now continues to serve as an Executive Advisor to the company. He was formerly President and Chief Operating Officer of the Fresh Group of Chiquita Brands International, Inc. (“Chiquita”). Mr. Kistinger was employed at Chiquita for more than 27 years and held numerous senior management positions in accounting, financial analysis and strategic planning roles. Prior to joining Chiquita, Mr. Kistinger was with the accounting firm of Arthur Young & Company for six years and is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Key experience, qualifications, attributes and skills:

Mr. Kistinger has held leadership positions in large multinational companies, developing critical financial and international operations expertise. Mr. Kistinger’s knowledge, insight and experience are invaluable to the Company and to the Board as we continue to provide services and solutions to our clients around the world.

Marco von Maltzan
Age 68 Director since July 2018

Mr. von Maltzan served as the Chairman of the Supervisory Board of taskforce — Management on Demand AG and served as the Chairman of the Supervisory Board of industrial holding company Greiffenberger AG from 2016 through June 2021. Since 2015, he has been the Deputy Chairman of the Shareholder Committee and member of the Audit Committee of food conglomerate Pfeifer & Langen Industrie- und Handels-KG. From 2018 to January 2023, he served on the Advisory Board of automotive supplier IFA Holding GmbH. In addition, he currently serves as Chairman of the Advisory Board of UKM Holding GMBH and of Walter Klein GmbH & Co. KG, and as Chairman of the Supervisory Board of WKW Automotive AG, all automotive suppliers. Mr. von Maltzan started his professional career in 1983 with top management consulting firm Roland Berger. In 1987, he joined BMW Group where he held various senior management positions, acting lastly as Chief Executive Officer of BMW Motorrad, BMW’s motorcycle division from 1999 to 2002. From 2003 to 2007, Mr. von Maltzan served as Chief Executive Officer and Chief Financial Officer of automotive supplier BERU AG which under his leadership was sold to Michigan-based BorgWarner, Inc. From 2008 to 2011, Mr. von Maltzan acted as Chief Executive Officer of Profine Group, a leading manufacturer of windows construction systems. Mr. von Maltzan has also held various board of director and Interim CEO assignments in the past. Mr. von Maltzan is a certified engineer who holds a Master’s degree in Mechanical Engineering from RWTH Aachen University as well as a Master’s degree in Business Administration from INSEAD, Fontainebleau.

Key experience, qualifications, attributes and skills:

Mr. von Maltzan brings to our Board over 40 years of international and industry-specific operational experience. This experience uniquely qualifies him to advise the Company in its international growth strategy.

16 — RGP 2023 Proxy Statement

David P. White
Age 55 Director since July 2021

Mr. White is currently an Executive Coach and Strategic Advisor with Ulu Ventures, a venture capital firm that invests in early-stage companies. He previously served as the Chief Executive Officer and Chief Negotiator of the Screen Actors Guild-American Federation of Television and Radio Artists (“SAG-AFTRA”) from 2009 to June 2021. He also served as the board Chair for the boards of the SAG-Producers Pension Plan and the SAG-AFTRA Health Plan from 2010 to 2018. Prior to rejoining SAG-AFTRA in 2009, where he previously served as General Counsel from 2002 to 2006, Mr. White was Co-Founder and Chief Executive Officer of Los Angeles-based Entertainment Strategies Group LLC from 2006 to 2009, providing consulting services to the entertainment industry. He was also previously a labor and employment attorney at O’Melveny & Myers LLP. Mr. White is a Rhodes Scholar and a graduate of Grinnell College, Stanford Law School and The Queen’s College, Oxford University. He currently serves as the Deputy Chair of the Federal Reserve Bank of San Francisco, where he serves on the Audit and Risk Management Committee and the Bank Governance Committee. He is also the board Chair of the Mayor’s Fund for Los Angeles, a nonprofit that brings private sector resources to address public sector challenges. From 2010 to 2022, he was a board member of the Motion Picture & Television Fund, where he served on the Audit Committee. From 2010 to 2021, Mr. White served as a board member of The Actors Fund (now the Entertainment Community Fund), where he served on the Strategic Planning Committee and as a member of the affiliated Housing Development Corporation of the Entertainment Community Fund. From 2017 to 2021, he served as a commissioner for the Entertainment Industry Commission on Eliminating Sexual Harassment and Advancing Equality in the Workplace, and from 1999 to 2018, he served as a trustee and chair of the board of trustees of Grinnell College.

Key experience, qualifications, attributes and skills:

Mr. White brings to our Board over 20 years of legal and executive leadership expertise, with extensive expertise in human capital and regulatory matters all of which makes him a trusted advisor to the Company.

RGP 2023 Proxy Statement —  17

CONTINUING DIRECTORS:

The following persons are the members of our Board whose terms of office do not expire until after the Annual Meeting and who will continue to serve on the Board after the Annual Meeting:

Anthony C. Cherbak
Age 69 Director since August 2009 Term of Office Expires at the Annual Meeting in 2025

In 2016, Mr. Cherbak retired as the Chief Executive Officer of the Company, but he has continued to serve as a member of our Board, a position he has held since 2009. Mr. Cherbak served as the Company’s Chief Executive Officer and President from 2013 to 2016 and was the Company’s President and Chief Operating Officer from 2009 to 2013. He previously held the positions of Executive Vice President of Operations from July 2005 to August 2009. He joined the Company in July 2005 from Deloitte & Touche LLP, a professional services firm, where he spent the majority of his career as an audit partner in the Orange County, California office. While with Deloitte & Touche LLP, Mr. Cherbak led the firm’s consumer business practice for its Pacific Southwest region and most recently served as the Partner in Charge of the Orange County audit practice.

Key experience, qualifications, attributes
and skills:

Mr. Cherbak brings to the Company and the Board over 40 years of professional services, operations and financial management experience. Additionally, having formerly served as the Company’s Chief Executive Officer, Mr. Cherbak brings to our Board insight into the operations of the Company.

Susan M. Collyns
Age 56 Director since August 2023 Term of Office Expires at the Annual Meeting in 2025

Since 2019, Ms. Collyns has served on the board of directors of Dine Brands Global, a publicly-traded casual dining franchise concept. Ms. Collyns has also served on the board of Bluestone Lane, a privately owned Australian-inspired coffee shop and lifestyle brand, and as the Chairperson of the board of Poolwerx, a privately owned global franchise pool service and retail brand based out of Australia, since 2023. From August 2014 to May 2022, Ms. Collyns served as President and Chief Financial Officer of The Beachbody Company, a health, fitness, and nutrition company. Ms. Collyns served on the board of directors, and as chair of the compensation committee and audit committee, of Waitr Holdings, Inc., a publicly-traded online ordering technology platform, from May 2019 to November 2019; on the board and audit committee of Potbelly, Inc., a publicly-traded fast casual sandwich concept, from May 2018 to May 2019; and on the board and as chair of the audit committee of Zoe’s Kitchen, Inc., a casual dining concept, from February 2014 to November 2018, from the company’s IPO to their privatization. Prior to The Beachbody Company, she also served as Chief Financial Officer of Dun and Bradstreet Credibility Corp., a financial data subscription company, from July 2012 to August 2014, and as Chief Financial Officer and Chief Operating Officer of California Pizza Kitchen, Inc., from 2001 to 2011.

Ms. Collyns has a Bachelor of Economics from Macquarie University and is a Certified Public Accountant (inactive). She also previously worked as an auditor for PricewaterhouseCoopers LLP.

Key experience, qualifications, attributes
and skills:

Ms. Collyns brings to the Board over 30 years of board and executive leadership experience as President, Chief Financial Officer and Chief Operating Officer for public and private companies. She has particular expertise in public company financial reporting, systems, controls, strategic planning, risk management, capital raising, and mergers and acquisitions. This experience together with Ms. Collyns’ deep knowledge of business and operational transformation and digital engagement provides unique and relevant insights to the Board and Company.

18 — RGP 2023 Proxy Statement

Neil F. Dimick
Age 74 Director since November 2003 Term of Office Expires at the Annual Meeting in 2025

Prior to joining our Board, Mr. Dimick served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation, a pharmaceutical services provider, from August 2001 to May 2002. He served as Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation, as well as a director and a member of the Bergen board’s Finance, Investment and Retirement Committees, for more than five years prior to its merger with AmeriSource Health in 2001. Mr. Dimick began his professional career as a corporate auditor with Deloitte & Touche LLP, a professional services firm. He was a partner with the firm for eight years and served for two years as the National Director of the firm’s Real Estate Industry Division. From 2002 to 2022, Mr. Dimick served on the board of directors of Viatris, Inc., where he served as Chairperson of the Audit Committee and member of the Compensation, Executive, and Finance Committees. Mr. Dimick also served on the board of Thoratec Corporation, where he was Chairman of the Board and a member of the Audit and Corporate Governance and Nominating Committees; WebMD Health Corp., where he served as a member of the Executive and Audit Committees and as Chairman of the Nominating and Governance Committee; and Alliance HealthCare Services, Inc., where he served as Chairperson of the Audit Committee and member of the Strategic Planning and Finance and Nominating and Corporate Governance Committees.

Key experience, qualifications, attributes
and skills:

Mr. Dimick brings to our Board, and the Audit Committee that he chairs, more than 25 years of public accounting experience, including eight years as a partner at Deloitte & Touche LLP, experience as a Chief Financial Officer for a large-cap publicly traded international company and involvement with public company boards and board committees, all of which provide our Board with in-depth knowledge of the many critical financial and risk-related issues facing public companies today.

Kate W. Duchene
Age 60 Director since January 2018 Term of Office Expires at the Annual Meeting in 2025

Ms. Duchene is our President and Chief Executive Officer, a position to which she was promoted in December 2016. Between 1999 and 2016, Ms. Duchene was our Chief Legal Officer, Secretary and Executive Vice President of Human Resources. From 2012 to 2016, Ms. Duchene also assumed leadership of RGP Legal, our legal and regulatory consulting practice. From September 2020 to February 2021, Ms. Duchene served on the board of directors of Collectors Universe Inc. until the company was taken private. Prior to joining the Company, Ms. Duchene practiced law with O’Melveny & Myers LLP, an international law firm, in Los Angeles, California, specializing in labor and employment matters. Ms. Duchene was with O’Melveny & Myers LLP from October 1990 through December 1999, most recently as a Special Counsel.

Key experience, qualifications, attributes
and skills:

As our President and Chief Executive Officer, Ms. Duchene brings to our Board valuable leadership experience and a deep and thorough understanding of our operations, the day-to-day management of our business and our industry as a whole.

RGP 2023 Proxy Statement —  19

Donald B. Murray
Age 76 Director since April 1999 Term of Office Expires at the Annual Meeting in 2024

Mr. Murray founded Resources Connection, Inc. in June 1996 and served as our Managing Director from inception until April 1999. From April 1999 through May 2008, Mr. Murray served as our Chairman, President and Chief Executive Officer and as one of our directors. On June 1, 2008, Mr. Murray resigned as President and Chief Executive Officer but remained as Executive Chairman of our Board. Mr. Murray reassumed the position of Chief Executive Officer on July 22, 2009. Effective May 28, 2013, Mr. Murray resigned from the position of Chief Executive Officer and continued to serve as the Company’s Chairman of our Board.

Prior to founding the Company, Mr. Murray was Partner in Charge of Accounting and Assurance Services for the Orange County, California office of Deloitte & Touche LLP, a professional services firm, from 1988 to 1996. From 1984 to 1987, Mr. Murray was the Partner in Charge of the Woodland Hills office of Touche Ross & Co., a predecessor firm to Deloitte & Touche LLP, an office he founded in 1984. Mr. Murray currently serves on the board of advisors for the University of Southern California’s Marshall School of Business, Center for Innovation.

Key experience, qualifications, attributes
and skills:

In addition to his career credentials as a partner with Deloitte & Touche LLP, as the Company’s founder, Mr. Murray developed the Company’s business model and vision. Mr. Murray brings to our Board an intimate, first-hand knowledge of the Company’s operations, culture and people.

Lisa M. Pierozzi
Age 62 Director since February 2021 Term of Office Expires at the Annual Meeting in 2024

Ms. Pierozzi formerly served as Executive Vice President, Finance & Administration and Chief Financial Officer of the Motion Picture Association (“MPA”) from 2006 to 2011. Prior to her role at MPA, Ms. Pierozzi was Senior Vice President, Business Planning and Development for Universal Studios’ global theme parks and resorts group from 2001 to 2005. Ms. Pierozzi joined PricewaterhouseCoopers LLP (formerly Price Waterhouse) in 1984 and was a partner from 1997 to 2001, where she had leadership roles in multiple industry transactions and operational reviews, including deal structuring and assessment, due diligence, financing, process improvement, systems and infrastructure overview. Ms. Pierozzi currently sits on the board of directors of the nonprofit Motion Picture & Television Fund (“MPTF”) and is a founding member of the Normandy Institute. Ms. Pierozzi’s experience includes serving as the chairwoman of the Audit Committee as well as a nonvoting member of the Finance and Investment Committees and various other special committees of the MPTF.

Key experience, qualifications, attributes
and skills:

Ms. Pierozzi brings to our Board more than 35 years of experience as a financial professional and advisor in leadership roles for both public and private companies, with particular expertise in public company financial reporting, systems and controls.

20 — RGP 2023 Proxy Statement

A. Robert Pisano
Age 80 Director since November 2002 Term of Office Expires at the Annual Meeting in 2024

Mr. Pisano has served as our Lead Independent Director since 2004. Mr. Pisano is a business consultant, an activity he began in September 2011. Prior to this, Mr. Pisano was the President and Chief Operating Officer of the MPA from October 2005 until September 2011 and was the interim Chief Executive Officer from January 2010 until March 2011. He served as the National Executive Director and Chief Executive Officer of the Screen Actors Guild from September 2001 to April 2005. From August 1993 to August 2001, he was Executive Vice President, then Vice Chairman and Consultant to Metro-Goldwyn-Mayer, Inc. (“MGM”). Prior to joining MGM, Mr. Pisano was Executive Vice President of Paramount Pictures Corp. from May 1985 to June 1991, serving as General Counsel and a member of the Office of the Chairman. From 1969 to 1985, Mr. Pisano was an associate and then a partner with the law firm O’Melveny & Myers LLP. Mr. Pisano was formerly a director of StateNet, a legislative and regulatory reporting service. From 2012 to February 2022, Mr. Pisano served as a director of all the FPA Group of Funds, including Source Capital, Crescent and New Income Funds, the largest of the group of funds, and he also served on their audit and corporate governance committees. Mr. Pisano is the current Chair of the St. John’s Health Foundation in Jackson, WY.

Key experience, qualifications, attributes
and skills:

Mr. Pisano’s 20 years of experience as a partner specializing in business litigation while at O’Melveny & Myers LLP, followed by his hands-on management of international business operations, marketing and business development while employed by the leaders in the entertainment industry provide a wealth of experience, especially in the areas of acquisitions and legislative and regulatory affairs, to our Board and to the Company.

RGP 2023 Proxy Statement —  21

Executive Officers

The following table sets forth information about our current executive officers. Each of our executive officers serves at the pleasure of our Board. There are no family relationships among our directors or executive officers nor any arrangements or understandings between any of our executive officers and any other person pursuant to which an officer was selected.

Kate W. Duchene (60) President, Chief Executive Officer and Director	Jennifer Y. Ryu (48) Executive Vice President and Chief Financial Officer	Timothy L. Brackney (51) President and Chief Operating Officer
Ms. Duchene has served as our President and Chief Executive Officer since December 2016. Biographical information regarding Ms. Duchene is set forth above under the caption “Continuing Directors.”	Effective February 3, 2020, Jennifer Y. Ryu was named Executive Vice President and Chief Financial Officer. Prior to her appointment, Ms. Ryu served as the Interim Chief Financial Officer since August 14, 2019. Prior to her appointment as Interim Chief Financial Officer, Ms. Ryu served as the Company’s Senior Vice President of Finance and Accounting, a position she held since April 2019. From February 2014 to April 2019, Ms. Ryu was the Chief Accounting Officer of Young’s Holdings, a holding company for wine and spirits sales and marketing companies.

Effective April 3, 2019, Timothy L. Brackney was named our President and Chief Operating Officer. Prior to his appointment as Chief Operating Officer, Mr. Brackney served as our President North America & EVP, Revenue from 2017 to April 2019. From 2014 to 2017, Mr. Brackney served as our SVP, West Region. He led the North Pacific Region from 2011 to 2014. From 2007 to 2011, Mr. Brackney was a Regional Managing Director for the Company. Before that time, he served as Regional Director and Managing Director of our Portland, Oregon office.

Mr. Brackney has provided notice of his resignation and his last day with the Company will be October 1, 2023.

22 — RGP 2023 Proxy Statement

Board of Directors

BOARD LEADERSHIP STRUCTURE

Our Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board and Chief Executive Officer of the Company in any way that is in the best interests of the Company and its stockholders at a given point in time. Our Board believes that the decision as to who should serve as Chairman of the Board and Chief Executive Officer, and whether these offices should be combined or separate, should be assessed periodically by our Board, and that our Board should not be constrained by a rigid policy mandating that such positions be separate. The Company currently separates the roles of Chief Executive Officer and Chairman of the Board, with Mr. Murray currently serving as Chairman of the Board. Ms. Duchene serves as our Chief Executive Officer and is the individual with primary responsibility for managing the Company’s day-to-day operations with in-depth knowledge and understanding of the Company. This leadership structure permits Mr. Murray to focus on providing guidance to our Chief Executive Officer and to set the agenda for, and preside over, meetings of our Board. Mr. Murray, also our Company’s founder, has served as Chairman of the Board in a non-employee director status since his retirement as an employee and executive officer of the Company in August 2015. Although our Board has determined that Mr. Murray is independent under the listing requirements of The Nasdaq Stock Market (“Nasdaq”), because he is a former Chief Executive Officer and founder of the Company, our Board determined that it was appropriate to designate A. Robert Pisano to serve as Lead Independent Director, with responsibilities that are similar to those typically performed by an independent chairman. The Company’s Lead Independent Director is appointed annually by the independent directors on our Board. Coupled with the Chairman position, this combined structure provides independent oversight while avoiding unnecessary confusion regarding our Board’s oversight responsibilities and the day-to-day management of business operations.

The responsibilities of our Chairman and our Lead Independent Director are summarized in the table below.

Chairman	Lead Independent Director
Calls meetings of the Board and stockholders	Calls meetings of the independent directors
Chairs meetings of the Board and the annual meeting of stockholders	Sets agenda and chairs executive sessions of the independent directors
Establishes Board meeting schedules and agendas	Available to chair meetings of the Board when there is a potential conflict of interest with the Chairman on issues to be discussed or if the Chairman is absent
Ensures that information provided to the Board is sufficient for the Board to fulfill its primary responsibilities	Provides input to the Chairman on the scope, quality, quantity and timeliness of the information provided to the Board
Communicates with all directors on key issues and concerns outside of Board meetings	Serves as a conduit to the Chairman of views and concerns of the independent directors
With the Lead Independent Director and CEO, jointly recommends Committee Chair and member positions to the full Board and the Corporate Governance and Nominating Committee	Collaborates with the Corporate Governance and Nominating Committee on questions of possible conflicts of interest or breaches of the Company’s governance principles by other directors, including the Chairman
Provides suggestions to the Corporate Governance and Nominating Committee with respect to the composition and structure of the Board and Board recruitment efforts	Oversees the process of hiring or firing the Chief Executive Officer, including any compensation arrangements, assists with resolving conflicts between the independent directors and the Chief Executive Officers, and serves as the special counsel to the Chief Executive Officer

Leads the Board review of management succession and development plans	Recommends to the Board the retention of outside advisors who report directly to the Board
Represents the Company to, and interacts with, external stockholders and employees (with the Lead Independent Director available to communicate with stockholders where appropriate)	Participates with the Compensation Committee Chair in communicating performance feedback and compensation decisions to the Chief Executive Officer

Our Board believes the Company’s corporate leadership structure ensures that strong, independent directors continue to effectively oversee the Company’s management and key issues related to executive compensation, the evaluation of our Chief Executive Officer and succession planning, strategy, risk, and integrity.

DIRECTOR INDEPENDENCE

As required by the Company’s Corporate Governance Guidelines and Committee Charters, our Board has determined that each of Mr. Cherbak, Ms. Collyns, Mr. Dimick, Mr. Kistinger, Mr. von Maltzan, Mr. Murray, Ms. Pierozzi, Mr. Pisano, Ms. Sarkis, and Mr. White is an “independent director” under the Nasdaq Listing Rules. Ms. Duchene is currently employed as the President and Chief Executive Officer of the Company; accordingly,

RGP 2023 Proxy Statement —  23

she does not qualify as an “independent director” under the Nasdaq Listing Rules. There were no transactions, relationships or arrangements involving any of the Company’s directors which our Board considered in making its independence determination.

BOARD COMPOSITION

Our Board believes our directors’ breadth of experience, diversity, tenure and skills strengthen our Board’s independent leadership and the effective oversight of management.

INDEPENDENCE*	DIVERSITY*	TENURE*

* as of September 2023

Following is a summary of each director’s unique skills and experience, as well as the diversity and demographic background of our directors (as self- identified).

DIRECTOR SKILLS MATRIX

	Senior Leadership Experience	Public Company Board Experience (other than RGP)	Global Expertise	Finance & Accounting Expertise	Professional Services & Human Capital Industry Experience	Risk Management	Strategy Development & Digital Transformation Expertise	Government, Regulatory, Legal Expertise
Director
ANTHONY C. CHERBAK	✓		✓	✓	✓	✓	✓
Susan M. Collyns	✓	✓	✓	✓	✓	✓	✓
NEIL F. DIMICK	✓	✓	✓	✓	✓	✓	✓
KATE W. DUCHENE	✓	✓	✓		✓	✓	✓	✓
ROBERT F. KISTINGER	✓		✓	✓	✓	✓	✓
MARCO VON MALTZAN	✓	✓	✓	✓	✓	✓	✓
DONALD B. MURRAY	✓		✓	✓	✓	✓	✓
LISA M. PIEROZZI	✓		✓	✓	✓	✓	✓
A. ROBERT PISANO	✓		✓	✓	✓	✓	✓	✓
JOLENE SARKIS	✓				✓	✓	✓
DAVID P. WHITE	✓			✓	✓	✓	✓	✓

24 — RGP 2023 Proxy Statement

Board Diversity Matrix (As of September 7, 2023)
Total Number of Directors	11
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	4	7	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	4	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

COMMITTEES OF THE BOARD

The Company’s standing Board committees consist of (1) an Audit Committee, (2) a Compensation Committee, and (3) a Corporate Governance and Nominating Committee. Each committee of our Board is comprised entirely of independent directors under the Nasdaq Listing Rules and, for members of the Audit Committee, the applicable rules of the SEC. As referenced above, our Board also designates a Lead Independent Director to serve as a representative for the independent directors and to facilitate communications among the independent directors and management. The following identifies the current members of each of the Company’s standing Board committees. Ms. Duchene and Messrs. Murray and Cherbak do not currently serve on any committee of the Board.

2023 Board Independence
Member	Audit	Compensation	Corporate Governance & Nomination	Board of Directors
DONALD MURRAY
KATE DUCHENE
TONY CHERBAK
Susan M. Collyns
NEIL DIMICK
ROBERT KISTINGER
MARCO VON MALTZAN
LISA PIEROZZI
A. ROBERT PISANO
JOLENE SARKIS
DAVID WHITE
Chair	Member	Independent	Leader Independent Director

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ATTENDANCE AT MEETINGS

Our Board met six times during fiscal 2023. Additionally, our Audit Committee met seven times, our Compensation Committee met six times, and our Corporate Governance and Nominating Committee met four times during fiscal 2023. All then members of our board attended at least 75% of the Board meetings and meetings of the committees upon which he or she serves, other than Mr. Dimick who was unable to attend two Board meetings, four meetings of the Audit Committee and three meetings of the Compensation Committee due to health problems. The Company’s policy is that directors should make themselves available to attend the Company’s annual meeting of stockholders. All then members of our Board attended our 2022 Annual Meeting of Stockholders in person or by video conference/telephone, other than one director.

COMMITTEE CHARTERS

Our Board annually reviews and approves the charter of each of the committees. The Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee charters were reviewed and approved by the Board on July 27, 2023 and are available on the Investor Relations — Corporate Governance section of the Company’s website at https://ir.rgp.com/corporate-governance.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The current members of the Corporate Governance and Nominating Committee are Mr. Pisano (Chairperson), Mr. Kistinger and Mr. White.

Governance-Related Duties. The Corporate Governance and Nominating Committee is responsible for overseeing the corporate governance principles applicable to the Company, and the Company’s Code of Business Conduct and Ethics (the “Code of Conduct”), which is reviewed by the entire Board annually. See “Corporate Governance Guidelines and Code of Business Conduct and Ethics” below. In addition, the Corporate Governance and Nominating Committee annually reviews the Company’s compliance with the Nasdaq Listing Rules and reports the conclusions of such review to our Board. The Corporate Governance and Nominating Committee also oversees and periodically reviews the Company’s ESG initiatives, activities and practices, including corporate social responsibility and sustainability matters.

Nominating-Related Duties. The Corporate Governance and Nominating Committee is also responsible for overseeing the process of nominating individuals to stand for election or re-election as directors. In doing so, the Corporate Governance and Nominating Committee reviews and makes recommendations to our Board with respect to the composition of the Board, tenure of Board members, and qualifications, skills and attributes for new directors. The Corporate Governance and Nominating Committee may also retain a professional executive search firm, on an as-needed basis in consultation with the Chairman of the Board, to assist in the identification and recruitment of independent Board candidates. The Company did not retain a professional executive search firm during fiscal 2023 for Board member recruitment activities. The Corporate Governance and Nominating Committee will consider stockholder suggestions of persons to be considered as nominees, as further described below under “— Selection of Director Candidates.” Any director candidates recommended by the Company’s stockholders in accordance with the Company’s policy regarding such recommendations will be given consideration by the Corporate Governance and Nominating Committee, consistent with the process used for all candidates and in accordance with the Company’s policy regarding such recommendations.

Board Composition & Succession Planning. Given the tenure and longevity of our Board, coupled with the Company’s business transformation, the Corporate Governance and Nominating Committee is overseeing the development of a Board composition, refreshment and succession plan to continue to evolve our Board over the next few years. In connection with this plan, the Corporate Governance and Nominating Committee is considering and interviewing several director candidates. Our Board, led by the Corporate Governance and Nominating Committee, will continue to work towards achieving the Board’s refreshment and succession planning goals during fiscal 2024.

Selection of Director Candidates. The Corporate Governance and Nominating Committee’s process for identifying and evaluating new director candidates is as follows. If determined appropriate, the Corporate Governance and Nominating Committee may retain a professional executive search firm to assist the Corporate Governance and Nominating Committee in managing the overall process, including the identification of new director candidates who meet certain criteria set from time to time by the Corporate Governance and Nominating Committee. All potential new director candidates, whether identified by the search firm, stockholders or Board members, are then reviewed by members of the Corporate Governance and Nominating Committee, our NEOs, and at times by the search firm. In the course of this review, some candidates are eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other relevant reasons. The Corporate Governance and Nominating Committee then decides which of the remaining candidates most closely match the established criteria, described in the subsequent paragraph, and are therefore deserving of further consideration.

The Corporate Governance and Nominating Committee then discusses these new director candidates, decides which of them, if any, should be pursued, gathers additional information if desired, conducts interviews and decides whether to recommend one or more of the candidates to the Board for nomination. In connection with this review, the Corporate Governance and Nominating Committee also reviews and considers each of the incumbent directors for continuing Board membership after his or her term expires. Our Board discusses the Corporate Governance and Nominating Committee’s recommended candidates, decides if any additional interviews or further background information is desirable and, if not, decides whether to nominate one or more candidates. Those nominees will then be named in the proxy statement for election by the stockholders at the annual meeting (or, if between annual meetings, the nominees may be appointed by the Board itself to fill any vacancies on our Board).

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In determining whether to recommend a candidate, the Corporate Governance and Nominating Committee weighs the following selection criteria, as described in the Company’s Corporate Governance Guidelines: personal integrity, intelligence, sensitivity to the Company’s corporate culture and responsibilities, relevant business background, diversity, independence, and ability to regularly prepare for and attend Board meetings. The Board aspires to expand the pool of qualified applicants for director positions, including with respect to gender, sexual orientation, gender identify, and ethnic and racial diversity. In considering specific director candidates, the Board and the Corporate Governance and Nominating Committee consider each individual’s qualifications, skills and attributes with those of the Company’s other directors in order to build a Board that, as a whole, contains diverse perspectives and experience and is effective, collegial and responsive to the Company and its stockholders. Recommendations and selections for director nominees are made based on an assessment of the best candidate qualified for the position.

Below is a description of the key experience, qualifications, attributes and skills the Committee considers important for director candidates in light of the Company’s business:

•	Business Sector Knowledge and International Experience. We value directors with backgrounds that include the many business sectors that make up our core business — finance and accounting, risk management, information management, human capital, supply chain, legal and regulatory, corporate advisory, strategic communications and restructuring services. To support and grow our international practices, we also look for directors with global expertise. Finally, to expand and grow our digital transformation group and develop and introduce our digital engagement platform, we look for directors with an expertise in digital transformative initiatives.
•	Management, Accounting and Finance Expertise. We value management experience in our directors as it provides a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. While we require specific financial qualifications and expertise for Audit Committee membership, we expect all of our directors to be financially knowledgeable.
•	Business Judgment, Leadership and Strategic Vision. We value directors with experience in significant leadership positions, who can provide sound business judgment, share tested leadership skills and have the insight necessary to formulate a strategic vision.

Director Candidates Recommended by Stockholders. The Corporate Governance and Nominating Committee will consider individuals for nomination to stand for election as directors who are recommended to it in writing by any stockholder of the Company. Any stockholder wishing to recommend an individual as a nominee for election at the Annual Meeting of Stockholders to be held in 2024 should send a signed letter of recommendation, to be received before May 10, 2024, to the following address: Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614; Attn: Lauren Elkerson, Corporate Secretary. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as brief biographical information setting forth past and present directorships, employment, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. Our Bylaws include additional requirements regarding nominations of persons at a stockholders’ meeting other than by the Board. See “Questions and Answers — When must notice of business to be brought before an annual meeting be given and when are stockholder proposals and director nominations due for the 2024 annual meeting?”

COMPENSATION COMMITTEE

The current members of the Compensation Committee are Ms. Sarkis (Chairperson), Mr. Dimick, Mr. Pisano and Mr. White, each of whom satisfies the additional independence requirements specific to Compensation Committee members under applicable Nasdaq Listing Rules.

The Compensation Committee is responsible for discharging the Board’s responsibilities relating to the compensation of the Company’s executive officers. The Compensation Committee reviews and approves the compensation arrangements, plans, policies and programs that apply to our executive officers. Pursuant to the written charter of the Compensation Committee, its principal responsibilities include, among other things:

•	To review and approve the goals and objectives relevant to the compensation of our Chief Executive Officer, to evaluate the performance of our Chief Executive Officer in light of those goals and objectives, and to determine the terms of the compensatory agreements and arrangements for our Chief Executive Officer;
•	To review and approve all of the Company’s compensation programs applicable to our other executive officers, including all forms of salary and grants of annual incentives and equity compensation;
•	To review and approve any new compensation plan or any material change to an existing compensation plan available to executive officers and to make recommendations to the Board with respect to the adoption, amendment or discontinuation of the Company’s incentive compensation and equity-based plans that require Board approval;
•	To review and approve severance or similar termination payments to the Company’s executive officers;
•	To establish, review and evaluate the Company’s long-term strategy of employee compensation and utilization of different types of compensation plans in consultation with senior management; and
•	To periodically review the Company’s human capital policies, practices and programs, including related to DE&I, employee wellbeing, employee professional development and non-executive compensation and benefits.

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The Compensation Committee’s charter permits it to delegate duties and responsibilities to sub-committees or the Company’s management. However, the Compensation Committee has no current intention to delegate any of its authority with respect to determining executive officer compensation to any sub-committee or to management. The Compensation Committee takes into account our Chief Executive Officer’s recommendations regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for the Company’s executive officers other than the Chief Executive Officer. In particular, the Compensation Committee considered the Chief Executive Officer’s recommendations regarding the appropriate base salaries and annual incentive compensation opportunity payouts under the EIP for fiscal 2023 for our executive officers (other than for our Chief Executive Officer whose base salary and annual incentive compensation was determined by the Compensation Committee).

Pursuant to its charter, the Compensation Committee is authorized in its sole discretion to retain compensation consultants and other advisors to assist it in carrying out its duties. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any such compensation consultant or advisor, including sole authority to determine and approve the terms, costs and fees for such engagements, with reasonable compensation to be borne by the Company. The Compensation Committee determines whether to retain a compensation consultant on an annual basis in light of the status of the management team and the business needs of the organization at the relevant time. The Compensation Committee did not engage a compensation consultant during fiscal 2023 to provide advice or recommendations on the amount or form of executive and director compensation. In order to assist the Compensation Committee’s evaluation of executive compensation during fiscal 2023, the Compensation Committee reviewed data on the Company’s peer group pulled from Equilar’s Insight Data Platform, which is a web-based provider of historical information, products and proprietary survey data regarding executive compensation. The Compensation Committee used the data from Equilar generally as background information to assist in their decision-making process.

AUDIT COMMITTEE

The current members of the Audit Committee are Mr. Dimick (Chairperson), Ms. Collyns, Mr. Kistinger, Mr. von Maltzan and Ms. Pierozzi, each of whom satisfies the enhanced independence standards applicable to Audit Committee members pursuant to the Nasdaq Listing Rules and applicable rules promulgated under the Exchange Act. All five members of the Audit Committee qualify as financial experts, as defined in Item 407 of Regulation S-K.

The primary function of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The Audit Committee reviews our auditing, accounting, financial reporting and internal control functions; is directly responsible for the appointment, compensation and retention of the Company’s independent registered public accounting firm; and oversees the Company’s risk assessment and risk management policies, particularly the management of financial risks, and also receives regular reports from our Vice President of Internal Audit, who directly reports to the Chairperson of the Audit Committee. Additionally, the Audit Committee is directly responsible for the evaluation and oversight of the work of the independent registered public accounting firm, as described under “Proposal 2. Ratification of the Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2024” below, under the caption “All Other Fees,” including ensuring such services are compatible with maintaining the independence of the independent registered public accounting firm. In discharging its duties, the Audit Committee:

•	Reviews and approves the scope of the annual audit and the independent registered public accounting firm’s fees;
•	Reviews and discusses with management and the independent registered public accounting firm the Company’s annual audited financial statements, material accounting principles and related matters;
•	Meets independently with our internal finance and audit staff, our independent registered public accounting firm and our senior management; and
•	Consults with our independent registered public accounting firm with regard to the plan of audit, the results of the audit and the audit report and confers with the independent registered public accounting firm regarding the adequacy of internal accounting controls.

THE BOARD’S ROLE IN RISK OVERSIGHT

Our Board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. Our Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including legal, cybersecurity, operational, financial and strategic risks. These reports occur at regular and special meetings of the Board as appropriate. The involvement of our Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our corporate governance documents, is critical to the determination of the types and appropriate levels of risk the Company undertakes. The Board’s committees, all comprised solely of independent directors, assist our Board in fulfilling its oversight responsibilities in certain areas of risk. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Corporate Governance and Nominating Committee oversees the management of risks associated with the composition of the Board and other types of corporate governance risks within its area of responsibility. The Audit Committee oversees the Company’s risk assessment and risk management, particularly with respect to financial risks, such as financial reporting and accounting, internal controls, fraud, legal and regulatory compliance, and cybersecurity. The Audit Committee receives regular reports at each Audit Committee meeting from our Vice President of Internal Audit, who directly reports to the Chairperson of the Audit Committee. The Audit Committee also receives

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quarterly reports from our Chief Information Officer and Chief Digital Officer on cybersecurity risks and the Company’s ongoing cybersecurity training for employees, which typically occurs monthly. The Audit Committee and the entire Board also receive quarterly reports from our Chief Legal Officer on any material litigation involving the Company and various material risk management matters, if any. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through the committee reports regarding such risks and engages in a yearly review of leading risk indicators. This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Our Board believes the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and, therefore, do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.

RISK ASSESSMENT OF COMPENSATION PROGRAMS

We have reviewed our compensation programs across the Company to determine whether they encourage unnecessary or excessive risk taking, and we have concluded that they do not.

In particular, as to our compensation arrangements for our NEOs, the Compensation Committee takes risk into account in establishing and reviewing these arrangements. The Compensation Committee believes that our executive compensation arrangements do not encourage unnecessary or excessive risk taking for several reasons. First, the base salaries of our NEOs are fixed in amount and thus do not encourage risk taking. Second, while our EIP focuses on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the EIP is only one component of our overall compensation program and is balanced by the focus of our long-term incentive awards on driving longer-term stockholder gains. Third, the Compensation Committee retains authority to exercise its discretion in determining the amount to award each NEO with respect to the qualitative component of our EIP based on its subjective assessment of the Company’s performance, the NEO’s individual performance, and any other factors the Compensation Committee may consider — including exposure to risk and risk management. Fourth, annual incentive awards are capped pursuant to our EIP so that our NEOs are not able to achieve unlimited reward for taking significant risk. The Compensation Committee believes that the EIP appropriately balances risk and the desire to focus NEOs on specific short-term goals important to our success, and that it does not encourage unnecessary or excessive risk taking over a short- or long-term measure.

In addition, a significant portion of the compensation provided to our NEOs is in the form of equity awards that are important to further align each NEO’s interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking. The PSUs are tied to performance over a three-year performance period and are capped pursuant to the terms of the award agreement to ensure that our NEOs are not incentivized to take short term risks to achieve unlimited rewards. Furthermore, the ultimate value of the RSUs and PSUs is tied to our stock price, and awards are generally granted on an annual basis and subject to long-term vesting schedules, to help ensure that NEOs always have significant compensation opportunities tied to long-term stock price performance.

EMPLOYEE, OFFICER AND DIRECTOR HEDGING AND PLEDGING

We maintain an insider trading policy that, among other things, prohibits all of our employees, officers and directors from entering into transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. Hedging transactions prohibited by our insider trading policy include prepaid variable forwards, equity swaps, collars and exchange funds.

Additionally, our insider trading policy prohibits our directors and officers from margining the Company’s securities or from pledging the Company’s securities as collateral for a loan. This policy prevents a margin or foreclosure sale when the pledgor is aware of material non-public information or is otherwise not permitted to trade in the Company’s securities.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS CONDUCT AND ETHICS

Corporate Governance Guidelines. Our Board has adopted Corporate Governance Guidelines, which direct our Board’s actions with respect to, among other things, our Board’s responsibilities, Board composition and selection of directors, Board meetings, our Board’s standing committees and procedures for appointing members of these committees, Board compensation, conduct and ethics standards for directors, and indemnification of directors. A current copy of our Corporate Governance Guidelines is posted on the Investor Relations — Corporate Governance section of our website at https://ir.rgp.com/corporate-governance.

Code of Business Conduct and Ethics. The Company has also adopted the Code of Conduct that applies to everyone in the Company, including all of our directors, executive officers and employees. A current copy of our Code of Conduct is posted on the Investor Relations — Corporate Governance section of the Company’s website at https://ir.rgp.com/corporate-governance. In addition, waivers from, and amendments to, our Code of Conduct that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, will be timely posted on the Investor Relations — Corporate Governance section of the Company’s website at https://ir.rgp.com/corporate-governance to the extent required by applicable SEC and Nasdaq rules.

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BOARD EVALUATION PROCESS

Our Board annually conducts a self-evaluation to determine whether it and its committees are functioning effectively. This review is overseen by the Corporate Governance and Nominating Committee, and in fiscal 2023, all committees were determined to be functioning effectively and in accordance with their respective charters and applicable SEC and Nasdaq rules.

COMMUNICATIONS WITH THE BOARD

Our Board provides a process for stockholders to send communications to the Board, to individual directors or to groups of directors, including non- management directors as a group. Communications should be sent to the Company’s corporate headquarters at 17101 Armstrong Avenue, Irvine, CA 92614, addressed to the attention of the specific group or individual or, if the communication is intended for all non-management directors, to the Chairperson of the Corporate Governance and Nominating Committee, the Chairperson of the Compensation Committee or the Chairperson of the Audit Committee and marked “Confidential, Intended for Recipient’s Review Only.” Upon receipt of any such communication, the material is forwarded directly to the addressee. If the communication is not directed to a specific individual, the material is forwarded to the Chairperson of the Audit Committee who reviews the content to determine its relevance and appropriate audience. The Company also maintains a Corporate Integrity Hotline, monitored by the Chairperson of the Audit Committee, so that any employee, stockholder or other interested party may use this vehicle to anonymously report problems or concerns involving ethical or compliance violations or complaints regarding accounting, internal accounting controls or auditing matters. Information about the hotline is posted on the Investor Relations, Corporate Governance page of our website at https://ir.rgp.com/corporate-governance. The toll-free number for the Corporate Integrity Hotline is (866) 588-5733.

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Corporate Social Responsibility and ESG Efforts

The Company and our Board maintain a focus on corporate social responsibility and ESG matters that impact our employees, clients and their communities. We believe that environmentally and socially responsible operating practices go hand-in-hand with generating value for our stockholders and clients, being an employer of choice, and being good neighbors within our communities. We continuously look for new and better ways to foster a diverse and inclusive work environment, minimize our environmental footprint and engage our surrounding communities, all while creating value for our stockholders. We are also committed to enhanced transparency of, and best practices in, our corporate responsibility and ESG policies and practices.

During fiscal 2023, our ESG Committee continued to lead the Company’s ESG strategy, with oversight by the Corporate Governance and Nominating Committee of the Board. The ESG Committee is a cross-functional advisory committee comprised of employees from various sectors and geographic locations. It meets regularly to discuss the Company’s general strategy with respect to ESG matters and makes recommendations to the Company’s executive leadership team on how the Company’s policies, practices and disclosures can respond to current and emerging ESG issues.

Below are some of the ways in which we demonstrate our commitment to the environment, our employees and communities, and responsible governance.

CORPORATE SOCIAL RESPONSIBILITY

Our Culture and Values

In a world of digital transformation, we are unified under the vision that we must keep business as human first. Our culture is built upon our shared, core values of Loyalty, Integrity, Focus, Enthusiasm, Accountability and Talent, and we believe this is a key reason for our success.

LOYALTY	INTEGRITY	FOCUS	ENTHUSIASM	ACCOUNTABILITY	TALENT

Along with our core values, we act in accordance with our Code of Conduct, which sets forth the standards our employees and board members must adhere to at all times in the execution of their duties, and our Corporate Social Responsibility Policy. Our Code of Conduct covers topics such as honest and candid conduct, conflicts of interest, disclosure controls and procedures, protecting confidential information, anti-corruption, compliance with laws, rules and regulations, fair dealing, equal opportunities and non-harassment, maintaining a safe workplace, and the reporting of violations. The Code of Conduct reflects our commitment to operating in a fair, honest, responsible and ethical manner and also provides direction for reporting complaints in the event of alleged violations of our policies (including through an anonymous hotline). Our Corporate Social Responsibility Policy sets forth the principles to which we adhere and that guide our conduct, including our commitment to human rights, diversity and inclusion, labor health and safety, anti-bribery, anti-corruption, community involvement, responsible environmental management and commitment to our people.

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Diversity, Equity and Inclusion (DE&I)

DE&I are critical underpinnings of our shared values and guide our conduct in our interactions with both clients and each other. As a human-first company, we recognize diversity as a strength that is cultivated through our culture, our people, our business and our clients. Our workforce reflects diversity in all its forms, including gender and gender identity, race and ethnicity, age, sexual orientation and a variety of cultural and personal backgrounds. We believe a diverse workforce is essential to our continued success, and we strive to maintain a diverse and inclusive workforce at all levels.

We are proud that 100% of our Executive Leadership Team(3) identify as women or racially or ethnically diverse, with 67% identifying as women and 50% identifying as racially or ethnically diverse. Additionally, as of September 2023, 45% of our directors on our Board identify as women or racially or ethnically diverse, with four directors identifying as female and one director identifying as racially or ethnically diverse. We are also a Paradigm for Parity Coalition company, which is a coalition of companies committed to addressing gender and diversity gaps in corporate leadership.

We aim to have a workforce that reflects the diversity of qualified talent that is available in the markets that we serve. As of May 2023, 68.4% of our U.S.-based employees identified as women or racially or ethnically diverse. Our gender and racial diversity representation in the Executive Leadership Team, Board and U.S.-based workforce is presented in the following table:

DIVERSITY REPRESENTATION*

* Data for our Executive Leadership Team and Board is as of the date of this Proxy Statement and data for our total U.S.-based employees is as of May 2023.

Our fiscal 2023 DE&I strategic priorities remained focused on increasing DE&I awareness, education and involvement among our workforce, increasing diversity in our workforce, and promoting diversity in our Go-to-Market activities. To guide our actions, we launched our second global DE&I survey in fiscal 2023 to collect employee feedback on how we can continue to be an inclusive workplace where all feel welcome and have a sense of belonging. The feedback showed improvements in all categories since the previous survey in fiscal 2021 and provided valuable insights to establish plans to create meaningful change for our global team.

In fiscal 2023, we continued our DE&I Council and DE&I Ambassador programs, which consist of employees representing a cross-section of functions and levels across the globe and are open to all employees, regardless of race, gender or ethnicity. These programs support our DE&I priorities by designing and delivering measurable and impactful solutions. The DE&I Council serves an important role in working closely with senior leaders to facilitate alignment between our DE&I efforts and overall business strategy. Our DE&I Council hosts periodic town hall meetings that are accessible to our global workforce. These meetings serve as important learning opportunities and connection points that broaden our perspectives and foster a greater sense of community among colleagues. During these sessions, we engage external speakers and communicate our current year DE&I strategy and initiatives. These sessions also serve as important listening forums by which we learn what additional DE&I activities would be most meaningful to our workforce. We have received strong positive feedback from our workforce around these education and engagement sessions, which has helped us to prioritize DE&I topics for building cultural and inclusive capability across our global team.

The DE&I Ambassador program is comprised of employee volunteers, with a mission to “meet people where they are” in relationship to DE&I and to promote DE&I awareness in existing business forums (e.g., to raise a DE&I topic in existing business meetings or planned social gatherings). The DE&I Ambassador program has had a positive impact on our culture as it generates meaningful opportunities for people, who work in a hybrid and geographically dispersed way, to come together for connection and community. The DE&I Ambassadors operate at a regional level and meet quarterly to share success stories and practices across the regions.

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Engagement with our Communities

Through both volunteerism and philanthropic efforts, we are dedicated to contributing to the communities in which we operate. We encourage everyone in our organization to volunteer their time and donate as they deem appropriate to local, and in some cases national, charitable causes. Our employees give generously of their time to help those charities, and the people those organizations serve. Since fiscal 2020, we have sponsored Brightpath STEAM Academy, which is a robotics summer camp organized by one of our employees for underprivileged and under-represented students in St. Louis, Missouri. In fiscal 2023, we continued our Social Justice Charitable Matching Fund, which has allowed us to help raise DE&I awareness internally across our organization by matching employees’ contributions to charitable organizations that promote social justice. As of May 27, 2023, we achieved our goal of matching $100,000 in contributions during fiscal 2023 and since fiscal 2021, we have supported over 150 unique charitable organizations with over $300,000 in contributions. We intend to continue our commitment toward this Fund in fiscal 2024.

Employee Wellbeing, Resilience and Growth

Employee safety and wellbeing is of paramount importance to us. Our Global Business Continuity Team continued to improve our disaster preparedness plans and implement strategies to manage the health and security of our employees, business continuity, client confidence and excellent customer service.

To promote employee wellbeing and collaboration, we evolved our work-from-home policy to a hybrid work policy, where employees are invited to work collaboratively with colleagues in the office but are permitted to work from home as desired. Our goal is to help every human in our workforce maintain a positive, productive and connected work experience. We provide productivity and collaboration tools and resources for employees working remotely. During fiscal 2023, we also enhanced and promoted programs to support our employees’ physical and mental wellbeing, including the offering of regular wellness and self-care sessions, supporting our You Matter recognition program that allows employees to share gratitude and kudos for colleagues, and launching a new Spirit of Volunteerism initiative to share stories, foster community connections and promote organizations and causes that are important to our employees. We also offer all global employees participation in programs and resources to support personal and family health and wellbeing, including our Employee Assistance Program in the U.S.

Building Strong Leaders and Talent Management

Strong “human” leadership is critical to fostering employee engagement and positioning employees to perform at their best. In fiscal 2023, we saw a continued and strengthened desire from employees seeking authentic, empathetic and adaptive behaviors from their leaders. For these reasons, we invest in the ongoing professional development of our employees and leaders. We designed and delivered curated programs to onboard and acclimate employees to the business and promote personal, professional and leadership growth. In fiscal 2023, we launched “Leadership U” to foster leadership development, peer mentorship opportunities and to support the building and maintenance of high-performing teams.

Successful talent development starts with hiring the right people. We seek to recruit and hire candidates that demonstrate skills and competencies that align with our core values and that have an aptitude to further develop and expand those capabilities. After onboarding, our Life + Learning team remains committed to providing employees with training and development opportunities to allow our employees to progress in their careers. We offer newly hired employees the opportunity to participate in our “RGP U” program to accelerate and support their integration into our organization. This program gives our new hires a connected cohort to drive a sense of belonging early in their career at RGP and offers their leaders a more efficient use of individual coaching time with new employees. In fiscal 2023, we expanded this program to RGP U Consultant to ensure strong connectivity and supported success in a consultant’s first year with RGP. We also launched a Sales Effectiveness curriculum that focused on deepening sales and client service acumen and effectiveness.

In addition, we continued to invest in the professional development and growth of our employees as we focused on employee experience, effectiveness, upskilling and reskilling in a changing work environment. This support was focused and delivered to all employees with emphasis in the areas of leadership development, on-boarding, functional/technical learning and digital fluency. We continued to actively engage with our internal leaders by integrating wellness and leadership development topics into our quarterly senior leadership meetings. We also conducted intentional leader listening forums and mentorship programs to help guide our leaders during fiscal 2023.

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ENVIRONMENTAL RESPONSIBILITY

We maintain a Global Environmental Responsibility Policy, which sets forth our commitment to operate our business as a responsible corporate citizen committed to sound environmental management and with concern for the well-being of our common environment. Our goals are to (1) operate our offices in an environmentally sound manner, (2) conserve natural resources by recycling materials, purchasing recycled materials when practical, and reducing waste produced by our business, (3) reduce our impact on global climate change and pollution by reducing our greenhouse gas emissions through reduced commuting and business travel by our employees and smarter electricity usage, (4) improve our energy conservation and efficiency practices through improved technologies and employee education, and (5) sustainably use natural resources to ensure minimal impact on the quality of these resources.

As a global human capital company, our environmental footprint is relatively small. We nevertheless continue to take actions to reduce our footprint and be environmentally responsible, including (1) reducing our global real estate footprint by over 31,000 square feet during fiscal 2023 by creating designated virtual offices, utilizing shared work spaces and expanding our use of technology to allow more employees to work virtually; (2) reducing our use of paper by transitioning nearly all of our client invoices to electronic billing, implementing electronic paystubs for all U.S. employees, reducing our use of print-based marketing materials in favor of digital assets and distributing our proxy statement and annual report electronically; and (3) minimizing our Company’s carbon emissions through reduced air travel and commuting due to our use of virtual offices and hybrid approach to remote and in-office work and maximizing the use of technology for virtual meetings. Cumulatively since fiscal 2021, we have reduced our real estate footprint by 143,000 square feet and we have plans to reduce our physical footprint by an additional 88,000 square feet over the next few years.

34 — RGP 2023 Proxy Statement

Director Compensation

Under our director compensation policy, annual compensation for the members of our Board who are not employed by us or any of our subsidiaries (referred to herein as a “non-employee directors”) consists of an annual cash retainer, an additional cash retainer for non-employee directors serving in certain positions as described below and an annual equity award. In the case of a non-employee director who is newly elected or appointed to our Board, such director is eligible to receive a pro-rated cash retainer and pro-rated equity award. Our Board reserves the right to modify the director compensation policy from time to time.

CASH COMPENSATION

Pursuant to the terms of our director compensation policy, each non-employee director then in office receives an annual cash retainer (“Annual Board Retainer”) and an additional cash retainer for holding certain positions (“Additional Retainers”). The following table sets forth the schedule of Annual Board Retainer and Additional Retainers as in effect since January 2023:

Type of Fee	Dollar Amount
Annual Board Retainer	$50,000
Additional Annual Retainer for Chairman of the Board	$250,000
Additional Annual Lead Independent Director Retainer(1)	$30,000
Additional Retainer for Audit Committee Chairperson(1)	$35,000
Additional Retainer for Compensation Committee Chairperson	$15,000
Additional Retainer for Corporate Governance and Nominating Committee Chairperson	$10,000
Additional Retainer for Service on the Audit Committee	$5,000
Additional Retainer for Service on the Compensation Committee	$5,000
Additional Retainer for Service on the Corporate Governance and Nominating Committee	$2,500
(1)	Prior to January 2023, the additional annual retainer for the lead independent director was $15,000, and the additional annual retainer for the chair of the Audit Committee was $20,000.

Each such retainer is paid at the start of each calendar year, and as a result, covers different fiscal years. Newly elected or appointed non-employee directors will receive a pro-rata portion of the Annual Board Retainer and any applicable Additional Retainers, with the pro-ration based on the number of calendar days remaining in the calendar year that the director first serves as a non-employee director or held the particular position, as the case may be. Non-employee directors are also generally reimbursed for out-of-pocket expenses they incur serving as directors.

EQUITY COMPENSATION

Type of Award	Amount of Award
Annual Equity Award	Restricted stock (or restricted stock units or cash, as described below) with a fair value of $100,000 on the grant date
New Director Award	Pro-rata portion of Annual Equity Award

Annual Equity Awards for Continuing Board Members

On the first trading day of each calendar year, each non-employee director then in office will automatically be granted an award of restricted stock (or, as discussed below, restricted stock units) with respect to shares of the Company’s common stock with a grant value of approximately $100,000 (the “Annual Equity Award”). The number of shares of the Company’s common stock subject to such restricted stock (or restricted stock unit) award will be determined by dividing the Annual Equity Award grant value of $100,000 by the per-share closing price of the Company’s common stock on the date of grant and rounding down to the nearest whole share. Directors who own Company stock in excess of ten times the applicable guideline level under our stock ownership guidelines, set forth below under “Compensation Discussion and Analysis — Stock Ownership Guidelines for Directors,” are permitted to elect a vested cash payment in lieu of the annual equity award. In fiscal 2023, Mr. Murray elected to receive cash in lieu of his annual equity award.

RGP 2023 Proxy Statement —  35

Initial Equity Awards for New Directors

Each newly elected or appointed non-employee director is granted an initial award of restricted stock (or, as discussed below, restricted stock units) upon joining the Board. The number of shares subject to such restricted stock (or restricted stock unit) award will be determined by dividing the Annual Equity Award grant value of $100,000 (pro-rated based on the number of days remaining in the calendar year that the director first serves as a non-employee director) by the per-share-closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share).

An employee or former employee of the Company or one of its subsidiaries who ceases or has ceased to be so employed and becomes a non-employee director will be eligible for an initial equity award grant and will also be eligible for cash compensation and annual equity awards on the same basis as other non-employee directors, as described above.

Provisions Applicable to All Non-Employee Director Equity Awards

For fiscal 2023, each equity award granted to the non-employee directors was made under and subject to the terms and conditions of the 2020 Plan. Non-employee director equity awards are evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by our Board to evidence such type of grant pursuant to the 2020 Plan. Each award vests in equal annual installments over the four-year period following the grant date. Non-employee directors are also entitled to cash dividend and stockholder voting rights with respect to outstanding and unvested restricted stock awards.

Restricted stock and restricted stock unit awards are generally forfeited as to the unvested portion of the award upon the non-employee director’s termination of service as a director of the Company for any reason. However, in the event the non-employee director ceases to serve as a director due to his or her mandatory retirement as may be required pursuant to the Company’s retirement policy as then in effect for members of our Board, each restricted stock and restricted stock unit award held by the director that is then outstanding and otherwise unvested will generally become immediately vested and nonforfeitable. Restricted stock and restricted stock unit awards granted to non-employee directors, to the extent then outstanding and unvested, will become fully vested and nonforfeitable in the event of a change in control of the Company.

Directors Deferred Compensation Plan

Our non-employee directors may elect, pursuant to our Directors Deferred Compensation Plan, to defer payment of all or a portion of their compensation for service on our Board.

In the case of a deferral of an equity award, the non-employee director is granted restricted stock units in lieu of restricted stock. Restricted stock units granted in lieu of a restricted stock award are subject to the four-year vesting requirement noted above.

In the case of a deferral of cash compensation, the director receives a number of restricted stock units equal to the amount of the cash compensation being deferred, divided by the per-share closing price of a share of our common stock on the date that the cash compensation would have been paid but for the deferral. Restricted stock units credited in lieu of cash compensation are fully vested.

Restricted stock units credited with respect to deferrals by non-employee directors (“deferred stock units”) cannot be voted or sold. Deferred stock units accrue dividend equivalents, credited in the form of additional stock units, if and when dividends are paid on our common stock. The dividend equivalent stock units are subject to the same payment terms as the stock units to which they relate, provided that dividend equivalents are fully vested. Deferred stock units generally become payable, in a lump sum or a series of installment payments as elected by the director, when the director no longer serves on our Board. Deferred stock units are settled in cash, based on the value of a share of common stock at the time of payment.

Messrs. Dimick, von Maltzan, and Kistinger and Ms. Sarkis each elected to defer their equity award for the 2023 plan year. None of the directors elected to defer their cash compensation for the 2023 plan year.

36 — RGP 2023 Proxy Statement

Director Compensation — Fiscal 2023

The following table presents information regarding the compensation paid for fiscal 2023 to our non-employee directors who served on the Board at any point during the fiscal year. The compensation paid to Ms. Duchene, our President and Chief Executive Officer, is presented below in the “Executive Compensation Tables for Fiscal 2023 — Summary Compensation Table — Fiscal 2021 to 2023” and the related explanatory tables. Ms. Duchene did not receive separate compensation for her service on our Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)
DONALD B. MURRAY (3)	400,000	0	0	0	400,000
ANTHONY CHERBAK	50,000	99,986	0	0	149,986
NEIL DIMICK	90,000	99,986	0	0	189,986
ROBERT KISTINGER	57,500	99,986	0	0	157,486
MARCO VON MALTZAN	55,000	99,986	0	0	154,986
LISA M. PIEROZZI	55,000	99,986	0	0	154,986
A. ROBERT PISANO	95,000	99,986	0	0	194,986
JOLENE SARKIS	65,000	99,986	0	0	164,986
DAVID P. WHITE	57,500	99,986	0	0	157,486
(1)	The amounts reported in column (c) of the table above reflect the fair value on the grant date of the restricted stock (or restricted stock unit) award granted to our non-employee directors during fiscal 2023, as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards contained in Note 15 (Stock-Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Fiscal 2023 Annual Report.
(2)	As described above, on January 3, 2023, each of our non-employee directors then serving on our Board was granted an award of 5,393 shares of restricted stock, or a grant of 5,393 restricted stock units if they chose to defer the equity portion of their compensation, with the exception of Mr. Murray who elected to receive cash in lieu of his annual restricted stock award. Each such non-employee director’s restricted stock (or restricted stock unit) award had a fair value for financial statement reporting purposes equal to $99,986 on the grant date (5,393 shares times the $18.54 per share closing price of a share of Company common stock on the grant date). The cash paid to Mr. Murray in lieu of his annual equity award is included as part of his cash fees reflected in column (b) of the table above.
(3)	Mr. Murray’s fees earned listed in this table reflect both the director retainer fees to which he was entitled that were paid in January 2023 for Board service through calendar 2023 and cash in lieu of his annual restricted stock award as described in footnote (2) above.

RGP 2023 Proxy Statement —  37

AGGREGATE OUTSTANDING EQUITY AWARDS

The following table presents the aggregate number of outstanding unexercised options to acquire shares of Company common stock, number of unvested shares of Company restricted stock and number of unvested Company restricted stock units held by each of our non-employee directors as of May 27, 2023.

Director	Number of Options Outstanding	Number of Shares of Unvested Restricted Stock and Unvested Restricted Stock Units
DONALD B. MURRAY	80,000	0
ANTHONY CHERBAK	220,000	15,105
NEIL DIMICK	0	15,105
ROBERT KISTINGER	0	15,105
MARCO VON MALTZAN	0	15,105
LISA M. PIEROZZI	0	13,412
A. ROBERT PISANO	0	15,105
JOLENE SARKIS	0	15,105
DAVID P. WHITE	0	11,600

38 — RGP 2023 Proxy Statement

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS

We maintain Stock Ownership Guidelines for the non-employee members of our Board. Please see “Compensation Discussion and Analysis — Stock Ownership Guidelines for NEOs” below for information on the guidelines applicable to our NEOs.

All of our non-employee directors should own Company common stock equal in value to the lesser of two times the annual board retainer or 10,000 shares. Stock that counts towards satisfaction of the ownership guidelines (“Qualifying Shares”) includes:

•	Shares of common stock beneficially held, either directly or indirectly;
•	Restricted stock issued and held whether vested or unvested;
•	Restricted stock units, whether vested or unvested, as well as vested but deferred stock units; and
•	Shares of common stock held following the exercise of a stock option or payment of other equity award.

All individuals covered by these guidelines should satisfy the applicable share ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in position or change in retainer, the individual should satisfy the applicable guidelines within a five-year period beginning in January following the year of such change. The Company’s Stock Ownership Guidelines are available on the Investor Relations — Corporate Governance page of the Company’s website at https://ir.rgp.com/corporate-governance.

As shown in the table below, as of August 21, 2023, each of our current non-employee directors meets the share ownership guidelines or has time remaining to fulfill such guidelines.

Non-Employee Director Stock Ownership Status
Guideline		$100,000 (1)
	Qualifying Shares Held (2)	Value as of the Record Date (3)
DONALD B. MURRAY	1,091,272	$17,307,574
ANTHONY CHERBAK	71,188	$1,129,042
SUSAN M. COLLYNS	2,336	$37,049
NEIL DIMICK	78,511	$1,245,184
ROBERT KISTINGER	78,511	$1,245,184
MARCO VON MALTZAN	40,789	$646,914
LISA M. PIEROZZI	18,662	$295,979
A. ROBERT PISANO	92,418	$1,465,749
JOLENE SARKIS	78,511	$1,245,184
DAVID P. WHITE	13,668	$216,774
(1)	The relevant guideline is $100,000, as this is the lesser of (i) two times the annual board retainer (i.e. $100,000) and (ii) the value of 10,000 shares (which was valued on the record date at $15.86).
(2)	Represents the Qualifying Shares held by the director on August 21, 2023.
(3)	Determined by multiplying the number of Qualifying Shares held by the director on August 21, 2023 by the closing price of a share of Company common stock on that date ($15.86).

RGP 2023 Proxy Statement —  39

Policy Regarding Treatment of Related Party Transactions

The Company’s policies and procedures for the review, approval or ratification of related-party transactions required to be disclosed pursuant to Item 404 of Regulation S-K are set forth in the written charter of the Audit Committee. Pursuant to its charter, the Audit Committee must review and approve all proposed related-person transactions that are subject to disclosure pursuant to Item 404 of Regulation S-K before the Company is permitted to enter into any such transaction. In fiscal 2023, there were no reportable related-party transactions under Regulation S-K.

40 — RGP 2023 Proxy Statement

Security Ownership of Certain Beneficial
Owners and Management

The following table contains information about the beneficial ownership of our common stock as of August 21, 2023 for:

•	each person known by the Company who beneficially owns more than five percent of the common stock of the Company;
•	each of our directors;
•	each NEO named in the Summary Compensation Table; and
•	all current directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as otherwise indicated below, the percentage of beneficial ownership is based on 33,697,769 shares of the Company’s common stock outstanding as of August 21, 2023.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding**
Directors and Named Executive Officers
DONALD B. MURRAY (1)	1,171,272	3.47%
KATE W. DUCHENE (2)	573,448	1.68%
ANTHONY CHERBAK (3)	291,188	*
TIMOTHY L. BRACKNEY (4)	225,518	*
A. ROBERT PISANO (5)	92,418	*
JENNIFER Y. RYU (6)	48,784	*
NEIL DIMICK (7)	35,273	*
ROBERT KISTINGER (8)	35,273	*
JOLENE SARKIS (9)	35,273	*
LISA M. PIEROZZI (10)	18,662	*
DAVID P. WHITE	13,668	*
SUSAN M. COLLYNS	2,336	*
MARCO VON MALTZAN (11)	2,000	*
Executive Officers and Directors as a group (13 persons) (12)	2,545,113	7.36%
5% Stockholders
BlackRock Inc. (13)	5,365,661	15.9%
Dimensional Fund Advisors LP (14)	2,475,422	7.3%
The Vanguard Group (15)	2,321,305	6.88%
Royce & Associates, LP (16)	1,832,158	5.43%

RGP 2023 Proxy Statement —  41

*	Represents less than 1%.
**	We determine beneficial ownership in accordance with the rules of the SEC. We deem (i) shares subject to options that are currently exercisable or exercisable within 60 days after August 21, 2023 and (ii) restricted stock units (including dividend equivalents credited with respect to such restricted stock units) vesting within 60 days after August 21, 2023, as outstanding for purposes of computing the share amount and the percentage ownership of the person(s) holding such awards, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. For those listed in the 5% Stockholders section of the table, we have reflected the percentage ownership as provided in the filing.
(1)	Includes 770,304 shares beneficially owned by Mr. Murray in The Murray Family Trust, Donald B. Murray and Carol E. Murray, Trustees; and 300,000 shares beneficially owned by Mr. Murray in the Murray Family Income Trust, Donald B. Murray and Carol E. Murray, Trustees. Donald B. Murray and Carol E. Murray share voting and investment power over the shares held in these trusts. Also includes 80,000 shares of common stock subject to options exercisable within 60 days of August 21, 2023.
(2)	Includes 376,000 shares of common stock subject to options exercisable within 60 days of August 21, 2023.
(3)	Includes 25,000 shares beneficially owned by Mr. Cherbak in The Cherbak Family Trust, Anthony C. Cherbak and Debra L. Cherbak Trustees and 400 shares owned by Mr. Cherbak as custodian of a child’s account. Mr. Cherbak has sole voting and investment power over shares held in these trusts. Also includes 220,000 shares of common stock subject to options exercisable within 60 days of August 21, 2023.
(4)	Includes 191,448 shares of common stock subject to options exercisable within 60 days of August 21, 2023.
(5)	Includes 10,536 shares beneficially owned by Mr. Pisano in the Pisano Living Trust, Robert A. Pisano Trustee. Mr. Pisano has sole voting and investment power over shares held in the trust.
(6)	Includes 26,250 shares of common stock subject to options exercisable within 60 days of August 21, 2023.
(7)	Does not include 43,238 deferred restricted stock units that will be paid out in cash at the end of service to the extent then-vested.
(8)

Includes 35,273 shares beneficially owned by Mr. Kistinger in the Anne T. Kistinger Trust, Anne Kistinger Trustee. Anne Kistinger has sole voting and investment power over the shares held in this trust. Does not include 43,238 deferred restricted stock units that will be paid out in cash at the end of service to the extent then-vested.

(9)	Does not include 43,238 deferred restricted stock units that will be paid out in cash at the end of service to the extent then-vested.
(10)	Includes 18,662 shares beneficially owned by Ms. Pierozzi in the Apsley Belgrave Trust, Lisa M. Pierozzi as Trustee. Ms. Pierozzi has sole voting and investment power over shares held in the trust.
(11)	Does not include 38,789 deferred restricted stock units that will be paid out in cash at the end of service to the extent then vested.
(12)	Includes 893,968 shares of common stock subject to options exercisable within 60 days of August 21, 2023.
(13)	According to a Schedule 13G/A filed with the SEC on January 23, 2023, by BlackRock, Inc., as of December 31, 2022, BlackRock, Inc. has sole voting power with respect to 5,290,110 shares of common stock and sole dispositive power with respect to 5,365,661 shares of common stock. The subsidiaries of BlackRock, Inc. that hold shares of our common stock being reported are listed in the Schedule 13G/A. The address of BlackRock, Inc., as listed in the Schedule 13G/A, is 55 East 52nd Street, New York, NY 10055.
(14)	According to a Schedule 13G/A filed with the SEC on February 10, 2023, by Dimensional Fund Advisors LP, as of December 30, 2022, Dimensional Fund Advisors LP has sole voting power with respect to 2,434,086 shares of common stock, and sole dispositive power with respect to 2,475,422 shares of common stock. The address of Dimensional Fund Advisors LP, as listed in the Schedule 13G/A, is 6300 Bee Cave Road, Building One, Austin, TX 78746. As disclosed in the Schedule 13G/A, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Dimensional Funds. In its role as investment advisor, sub-adviser and/or manager to certain Dimensional Funds, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares of the Company’s common stock that are owned by the Dimensional Funds and may be deemed to be the beneficial owner of the shares of the common stock of the Company held by the Dimensional Funds. However, all the shares of the Company’s common stock reported in the table above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of such shares of the Company’s common stock.

(15)	According to a Schedule 13G/A filed with the SEC on February 9, 2023, by The Vanguard Group, as of December 30, 2022, The Vanguard Group has shared voting power with respect to 27,501 shares of common stock, sole dispositive power with respect to 2,266,165 shares of common stock and shared dispositive power with respect to 55,140 shares of common stock. The address of The Vanguard Group, as listed in the Schedule 13G/A is 100 Vanguard Blvd., Malvern, PA 19355.
(16)	According to a Schedule 13G filed with the SEC on January 24, 2023, by Royce & Associates, LP, as of December 31, 2022, Royce & Associates, LP has sole voting power with respect to 1,832,158 shares of common stock and sole dispositive power with respect to 1,832,158 shares of common stock. The address of The Vanguard Group, as listed in the Schedule 13G is 745 Fifth Avenue, New York, NY 10151.

42 — RGP 2023 Proxy Statement

Delinquent Section 16(A) Reports

Section 16 of the Exchange Act requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. We are required to disclose any failure of these executive officers, directors and 10% stockholders to file these reports by the required deadlines. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no report on Form 5 was required for such persons, we believe that, for the reporting period covering fiscal 2023, with the exception of a Form 4 filed by Mr. Kistinger on July 27, 2023 reporting the transfer of shares to a family trust of which Mr. Kistinger’s wife is a trustee, all executive officers and directors complied, on a timely basis, with all their reporting requirements under Section 16(a) for such fiscal year.

RGP 2023 Proxy Statement —  43

Proposal 2. Ratification of Appointment of
Independent Registered Public Accounting
Firm for Fiscal Year 2024

The Audit Committee of the Board has appointed the accounting firm of RSM US LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the Company’s financial statements for fiscal 2024. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain RSM US LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

A representative of RSM US LLP will be available at the Annual Meeting to answer any appropriate questions concerning the independent registered public accounting firm’s areas of responsibility and will have an opportunity to make a statement if he or she desires to do so.

Fees

The following table shows information about RSM US LLP’s fees for services provided to the Company in fiscal 2023 and 2022.

	2023	2022
Audit Fees	$1,599,760	$1,290,694
Audit Related Fees (1)	$85,460	$100,300
Tax Fees (2)	$6,200	$6,100
All Other Fees	$0	$0
(1)	Audit Related Fees include those fees for professional services reasonably related to the performance of the audit or review of financial statements.
(2)	Tax Fees include global compliance and reporting for our tax return and information-reporting requirements.

Audit Committee Policy Regarding Pre-Approval of Services of Independent Registered Public Accounting Firm

As set forth in its charter, the Audit Committee has the sole authority to review in advance, and grant any appropriate pre-approval of: (1) all auditing services to be provided by the independent registered public accounting firm and (2) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act, and in connection therewith to approve all fees and other terms of engagement. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at the next scheduled meeting. In fiscal 2023 and 2022, all fees of RSM US LLP were pre-approved by the Audit Committee.

44 — RGP 2023 Proxy Statement

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

Audit Committee Report

To the Board of Directors of Resources Connection, Inc.:

As set forth in more detail in the Audit Committee charter, the Audit Committee’s primary responsibilities fall into three categories:

•	first, the Audit Committee is responsible for overseeing the preparation of and reviewing the quarterly and annual financial reports prepared by the Company’s management, including discussions with management and the Company’s outside independent registered public accounting firm regarding significant accounting and reporting matters;
•	second, the Audit Committee is responsible for the engagement, compensation, retention and oversight of all of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting), as well as determining whether the outside registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence); and
•	third, the Audit Committee oversees management’s implementation of effective systems of internal controls.

The Audit Committee has reviewed and discussed with the Company’s management and its independent registered public accounting firm, RSM US LLP, the Company’s audited financial statements for the year ended May 27, 2023, known as the Audited Financial Statements. Management advised the Audit Committee that the Audited Financial Statements were prepared in accordance with generally accepted accounting principles. In addition, the Audit Committee discussed with RSM US LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee also has received and reviewed the written disclosures and the letter from RSM US LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with that firm its independence from the Company. The Audit Committee also discussed with the Company’s management and RSM US LLP such other matters, and received such assurances from that firm, as the Audit Committee deemed appropriate.

Management is responsible for the Company’s internal controls and the financial reporting process. RSM US LLP is responsible for performing an independent audit of the Company’s financial statements and the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

Based on the foregoing review and discussions and a review of the reports of RSM US LLP with respect to the Audited Financial Statements, and relying thereon, the Audit Committee recommended to the Company’s Board the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended May 27, 2023.

THE AUDIT COMMITTEE Neil Dimick, Chairperson Susan M. Collyns Robert Kistinger Marco von Maltzan Lisa M. Pierozzi

RGP 2023 Proxy Statement —  45

Executive Compensation

The following discussion of named executive officer compensation contains descriptions of various employment-related agreements and employee compensation plans. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the agreements and plans that we have filed as exhibits to our Annual Report on Form 10-K for the year ended May 27, 2023, filed with the SEC on July  25, 2023.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s compensation philosophy, explains the objectives of our compensation programs and sets forth the elements of the compensation paid or awarded to, or earned by our NEOs for fiscal 2023.

The Company’s NEOs for fiscal 2023 are:

Name	Age	Position
KATE W. DUCHENE	60	President and Chief Executive Officer
JENNIFER Y. RYU	48	Executive Vice President and Chief Financial Officer
TIMOTHY L. BRACKNEY*	51	President and Chief Operating Officer
*	Mr. Brackney has provided notice of his resignation effective October 1, 2023.

Fiscal 2023 Executive Summary

The Compensation Committee is responsible for setting the compensation of the NEOs. In determining elements of compensation for fiscal 2023 for our NEOs, the Compensation Committee considered the Company’s business results as discussed in more detail in this CD&A. The following are certain highlights of our business results for fiscal 2023:

•	We achieved revenue of $775.6 million for fiscal 2023;
•	On a same-day constant currency basis, revenue was up 1.1% year-over-year (excluding revenue from taskforce, our business divested at the beginning of fiscal 2023);
•	We achieved gross margin of 40.4%, an improvement of 110 basis points compared to fiscal 2022 and the highest full year gross margin in over a decade;

•	We generated $54.4 million in net income for fiscal 2023;
•	We achieved Adjusted EBITDA(6) of $100.2 million for fiscal 2023;
•	We realized an Adjusted EBITDA Margin(6)(7) of 12.9% for fiscal 2023, up 10 basis points compared to fiscal 2022;
•	We produced diluted earnings per share of $1.59 for fiscal 2023;
•	We generated $81.6 million in cash flow from operations;
•	We returned $18.8 million to stockholders in fiscal 2023 through the Company’s dividend program;
•	We retained 80% of our top 100 clients; and
•	We ended fiscal 2023 with $116.8 million in cash and cash equivalents and $291 million in available financial liquidity.
$775.6 million revenue	$100.2 million Adjusted EBITDA	40.4% gross margin	12.9% Adjusted EBITDA Margin	2,000 clients

(6)—	Adjusted EBITDA is calculated as earnings before amortization expense, depreciation expense, interest and income tax expense or benefit plus or minus stock-based compensation expense, technology transformation costs, goodwill impairment, restructuring costs, and contingent consideration adjustments, as reported in the Company’s financial statements. See pages 31-33 of the Fiscal 2023 Annual Report for a discussion of the adjustments made and a reconciliation of those adjustments to net income, the most directly comparable GAAP financial measure, to compute Adjusted EBITDA.
(7)—	Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by revenue.

46 — RGP 2023 Proxy Statement

Highlights of the executive compensation program for fiscal 2023 include:

Base Salaries. The Compensation Committee determined that the base salaries of our NEOs should be increased for fiscal 2023 to better align each NEO’s base salary with the median base salary of similarly situated executives in the Company’s peer group.
Annual Incentives. All of our NEOs participated in our EIP during fiscal 2023. The EIP reflects a pay for performance culture. Incentives are earned based on Company performance, measured by the Company’s Revenue(8) and Adjusted EBITDA Margin(6)(7) achieved for fiscal 2023, and individual qualitative performance criteria. If the Company does not achieve the threshold level of financial performance under the EIP, the amount payable under the qualitative performance criteria is capped at 50% of the target annual incentive. The maximum amount that may be earned under the EIP is 300% of the target annual incentive.

For fiscal 2023, the Compensation Committee set challenging performance goals that exceeded the Revenue and Adjusted EBITDA Margin achieved under the EIP for fiscal 2022. For fiscal 2023, the Company exceeded the “maximum” level of performance for the Adjusted EBITDA Margin goal and achieved between “threshold” and “target” level of performance for the Revenue goal, resulting in a quantitative multiplier under the EIP equal to 121% of the target annual incentive. The Compensation Committee also determined that each of our NEOs exceeded their individual performance goals for fiscal 2023 and displayed outstanding leadership through an uncertain macroeconomic climate, resulting in the achievement of 110% of their EIP qualitative goals designated for fiscal 2023. Accordingly, the Compensation Committee awarded our NEOs annual cash incentives under the EIP for fiscal 2023 as follows:

•	Ms. Duchene, our President and Chief Executive Officer, was awarded a total annual incentive of $1,097,000 representing 44% of her maximum award opportunity or 133% of her target annual incentive opportunity;
•	Ms. Ryu, our Executive Vice President and Chief Financial Officer, was awarded a total annual incentive of $532,000, representing 44% of her maximum award opportunity or 133% of her target annual incentive opportunity; and
•	Mr. Brackney, our President and Chief Operating Officer, was awarded a total annual incentive of $864,000, representing 44% of his maximum award opportunity or 133% of his target annual incentive opportunity.
Performance-Based Long-Term Incentives. 50% of the NEOs’ annual equity incentive awards granted in fiscal 2023 were granted in the form of PSUs. The PSUs will be eligible to vest at the end of a three-year performance period based on the Company’s Revenue(8) and Adjusted EBITDA Margin(6)(7) (also referred to as Adjusted EBITDA Percentage) achieved over the performance period. The total number of shares that may be earned for these PSUs will range from zero to 150% of the target number of shares based on performance over the performance period.

The remaining 50% of the NEOs’ annual equity incentive awards were granted in the form of time-based RSUs that vest over a four-year period. PSUs and RSUs align the interests of our NEOs with our stockholders and create a retention incentive over the vesting period. These awards were made pursuant to our 2020 Plan. No other long-term incentive awards were granted to our NEOs in fiscal 2023.

Stock Ownership Guidelines. To help focus our NEOs on long-term stockholder value, we maintain guidelines requiring our NEOs to own a significant amount of the Company’s stock. See “Stock Ownership Guidelines for NEOs” below.

Compensation Governance

Our Board appoints each executive officer of the Company. The Compensation Committee has responsibility for setting the compensation of our executive officers. The Compensation Committee has sole authority to determine the compensation of our Chief Executive Officer. In setting the compensation of executive officers other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. See “Board of Directors — Compensation Committee” above for a discussion of the powers and responsibilities of the Compensation Committee and the role that our Chief Executive Officer plays in compensation decisions. Except as otherwise noted in this CD&A, the Compensation Committee’s decisions are subjective and the result of its business judgment, which is informed by the experiences of the members of the Compensation Committee.

Compensation Philosophy

Our compensation philosophy is to deliver NEO compensation that will allow us to attract and retain highly qualified executives while maintaining a strong relationship between executive pay and Company performance. In a professional services business, we believe talent is the Company’s critical asset. The Company must maintain a compensation program that allows us to compete against public and private firms for exceptional talent around the globe utilizing an appropriate mix of cash and equity reward elements. In structuring our current executive compensation programs, we are guided by the following principles:

“At Risk” Compensation/Pay for Performance. A significant portion of each NEO’s compensation should be “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.

(8)—	Revenue is defined as the Company’s consolidated revenue as reported in the Company’s financial statements.

RGP 2023 Proxy Statement —  47

As illustrated in the charts below, for fiscal 2023 approximately 78% of our Chief Executive Officer’s and an average of 74% of our other NEOs’ target total direct compensation(9) was not guaranteed but rather was tied to metrics related to Company performance and/or stock price, and therefore meaningfully “at risk”. Furthermore, approximately half of our NEOs’ target total direct compensation is tied to the Company’s financial performance.

Competitive Compensation. The Company’s executive compensation programs should provide a fair and competitive compensation opportunity that enables us to attract and retain superior executive talent in the global market.
Alignment with Stockholder Interests. Executive compensation should be structured to include variable elements that link executives’ financial reward to stockholder return, and executive stock ownership should be encouraged.

We have implemented this pay for performance philosophy through the following program design.

Compensation Program Design

While embracing the Company’s compensation philosophy, the Compensation Committee has designed the executive compensation programs to achieve the following objectives: (1) reinforce the Company’s goals and business objectives, with an eye toward longer-term prosperity and success; (2) pay for performance in a manner that supports growth and innovation without encouraging excessive risk; (3) align the interests of management and stockholders by weighting a significant portion of total reward opportunities on long-term performance awards; (4) allow the Company to attract, retain and motivate key executives by providing competitive compensation with an appropriate mix of fixed and variable elements; and (5) appreciate the culture of the Company in recognizing and supporting outstanding team-based performance and behaviors that demonstrate our core values. As described in more detail below, the material elements of our current executive compensation programs for NEOs include a base salary; an annual, cash-based incentive compensation opportunity; a long-term equity incentive opportunity; and potential severance and other benefits payable in connection with a termination of employment or change in control. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below:

Compensation Element	Compensation Objectives Designed to be Achieved
Base Salary	• Attract, motivate, reward and retain high-caliber talent
Annual Cash Incentive Compensation Opportunity	• Directly link pay to performance • Incentivize creation of stockholder value • Attract, motivate, reward and retain high-caliber talent
Long-Term Equity Incentives	• Incentivize creation of stockholder value • Directly link pay to performance • Attract, motivate, reward and retain high-caliber talent
Severance and Other Benefits Potentially Payable Upon Termination of Employment or a Change in Control	• Attract, motivate, reward and retain high-caliber talent

(9)—	Target total direct compensation means the NEO’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the target number of shares subject to the award) of annual long-term incentive awards granted to the NEO in fiscal 2023.

48 — RGP 2023 Proxy Statement

Use of Compensation Consultant

During fiscal 2023, the Compensation Committee did not engage an independent compensation consultant. Pursuant to its charter, the Compensation Committee has the authority in its sole discretion to retain an independent consultant as it deems appropriate and necessary. The Compensation Committee did not make significant changes to the compensation program design during the fiscal year and, therefore, determined it was not in the best interests of the Company, nor necessary, to incur the additional costs of engaging such services for fiscal 2023. In order to assist the Compensation Committee’s evaluation of executive compensation during fiscal 2023, the Compensation Committee reviewed data on the Company’s peer group pulled from Equilar’s Insight Data Platform, which is a web-based provider of historical information, products and proprietary survey data regarding executive compensation. The Compensation Committee used the data from Equilar generally as background information to assist in their decision-making process.

Use of Peer Group Data

The individual compensation elements of our program are intended to create a total compensation package for each NEO that we believe achieves our compensation objectives and provides competitive compensation opportunities relative to companies in our comparative peer group.

In fiscal 2023, as is its annual practice, the Compensation Committee reviewed the composition of the Company’s peer group to help ensure its alignment with the Company’s size, practice areas, business model delivery and geographic reach. The Compensation Committee reviews the composition of the peer group each year and approves any change to the peer group. After a review of both our peers in the marketplace and those that major advisory firms, such as Institutional Shareholder Services (“ISS”), include in our services sector peer group, the Compensation Committee determined that Hacket Group, Inc. and Hudson Global, Inc. had annual revenue and market capitalization much smaller than the Company and should be replaced with Barrett Business Services, Inc. and Mistras Group, Inc. for the fiscal 2023 peer group, and that the remaining companies that constituted our peer group for our fiscal 2022 executive compensation decisions should be the same for our fiscal 2023 executive compensation decisions. For fiscal 2023, the peer group consisted of the following ten professional services companies, and we believe it reflects the competitive landscape in which the Company operates and competes for talent.

Peer Group Companies
Barrett Business Services, Inc.	CBIZ, Inc.	CRA International, Inc.
FTI Consulting, Inc.	Heidrick & Struggles International, Inc.	Huron Consulting Group Inc.
ICF International, Inc.	Kforce, Inc.	Korn Ferry
Mistras Group, Inc.

The chart below contains information on revenue, market capitalization and employee head count for our named peer group(1).

Company Name	Performance Data Date	Annual Revenue ($MM)	Market Cap ($MM)	Number Of Employees
Barrett Business Services, Inc.	12/31/22	1,054.3	649.4	127,141
CBIZ, Inc.	12/31/22	1,412.0	2,368.5	6,500
CRA International, Inc.	12/31/22	590.9	873.5	939
FTI Consulting, Inc.	12/31/22	3,028.9	5,342.2	7,635
Heidrick & Struggles International, Inc.	12/31/22	1,083.6	555.5	2,141
Huron Consulting Group Inc.	12/31/22	1,159.0	1,351.3	5,660
ICF International, Inc.	12/31/22	1,780.0	1,866.5	7,650
Kforce, Inc.	12/31/22	1,710.8	1,080.2	2,000
Korn Ferry	4/30/23	2,643.5	3,311.8	10,779
Mistras Group, Inc.	12/31/22	687.4	147.4	5,400
Resources Connection, Inc.	5/27/23	775.6	521.2	4,062
(1)	The information contained in the chart was obtained from Equilar and based on each peer group company’s public filings. Annual revenue is presented for each peer company for the fiscal year ended as of the performance data date indicated above. Market capitalization information is presented based on the closing trading price for each company’s common stock at its fiscal year-end as of the performance data date indicated above.

RGP 2023 Proxy Statement —  49

In addition to the peer group data, the Compensation Committee also reviews summary statistical information from survey data about general industry practices in private companies and partnerships with which we compete for talent. In reviewing this information, the Compensation Committee does not focus on any one company included in the surveys to make its decisions.

Our compensation evaluation process generally involves comparing the base salaries, annual incentive compensation opportunities, total cash compensation and long-term equity incentive opportunities provided to our NEOs to similar compensation opportunities provided to comparable executives at our peer group companies. Although these benchmarks and other survey data represent useful background, the Compensation Committee exercises its judgment and discretion in setting individual executive compensation packages. This data is used by the Compensation Committee, not to set specific targets vis-à-vis peer company executives, but to assess as background data in determining what it considers in its judgment to be fair and reasonable pay practices for our NEOs. Our Company operates what we believe is a unique compensation program that reinforces a team-based culture and rewards NEOs for Company and team-based results as well as particular individual achievements.

Role of Stockholder Say-on-Pay Votes and Investor Feedback

The Company’s stockholders are provided with an opportunity to cast an annual advisory vote on the Company’s executive compensation program through the say-on-pay proposal. At the Company’s annual meeting of stockholders held in October 2022, approximately 98.4% of the votes cast supported the Company’s say-on-pay proposal. The Compensation Committee believes this strong result affirms stockholders’ support of the Company’s approach to its executive compensation program, including the use of performance-based equity awards to further align executive compensation with the Company’s financial goals. Given this strong support, the Compensation Committee did not change its approach to executive compensation or executive compensation program design for fiscal 2023, and believes the executive compensation program in place, as in prior years, includes a number of features that further the goals of the Company’s executive compensation program and reflect current best practices. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the NEOs.

Elements of Pay for Named Executive Officers

Base Salary

The Compensation Committee generally reviews the base salary paid to each NEO on an annual basis. Under each NEO’s employment agreement, the Compensation Committee may increase the NEO’s then current base salary on its review, but it may not reduce the base salary level.

In determining whether base salary increases for fiscal 2023 for the NEOs were appropriate, the Compensation Committee considered the Company’s general financial performance and growth and the base salaries and total cash compensation earned by comparable executives at the Company’s peer group companies (based on their published data). Based on the foregoing, the Compensation Committee determined that each of the NEOs’ base salaries in effect at the start of the fiscal year were significantly below the median base salary of similarly situated executives in the Company’s peer group and that larger base salary increases were warranted to move each NEO’s base salary level closer to the peer group median for similarly situated executives. Accordingly, the NEOs’ annual base salary levels were increased effective August 2022 as follows: Ms. Duchene’s base salary was increased by $125,000 to $825,000 annually, Ms. Ryu’s base salary was increased by $62,000 to $462,000 annually, and Mr. Brackney’s base salary was increased by $121,000 to $621,000 annually. Prior to that, Ms. Duchene and Mr. Brackney had not received base salary increases since 2019.

Column (c) of the “Summary Compensation Table — Fiscal 2021 — 2023” in the “Executive Compensation Tables for Fiscal 2023” section below shows the base salary paid to each NEO for fiscal 2023.

Annual Incentive Compensation

The Company’s annual incentive compensation plan for NEOs is the EIP. Each of the NEOs participated in the EIP for fiscal 2023. The EIP sets forth each participant’s target annual incentive compensation opportunity and the overall annual incentive structure and mechanics, which includes both a quantitative and qualitative component, used to determine the participant’s incentive cash award for the fiscal year. For fiscal 2023, the Compensation Committee set the following terms for the NEOs under the EIP:

•	The target annual incentive compensation opportunity for each of the NEOs for fiscal 2023 was as follows: for Ms. Duchene, $825,000, for Ms. Ryu, $400,000, and for Mr. Brackney, $650,000. The Compensation Committee determined each of the NEOs’ target annual incentive opportunities in effect for fiscal 2022 were significantly below the median target annual incentive opportunity of similarly situated executives in the Company’s peer group as of the start of fiscal 2023, and that larger target annual incentive opportunities for fiscal 2023 were warranted to move each NEO’s target annual incentive opportunity closer to the peer group median for similarly situated executives. Accordingly, Ms. Duchene’s target annual incentive opportunity for fiscal 2023 was increased by $75,000 and Ms. Ryu and Mr. Brackney’s target annual incentive compensation opportunities for fiscal 2023 were each increased by $50,000.
•	The threshold incentive compensation opportunity for each NEO was equal to 50% of the NEO’s target incentive award and the maximum incentive compensation opportunity for each NEO was equal to 300% of the NEO’s target incentive award.

50 — RGP 2023 Proxy Statement

Each NEO’s threshold, target and maximum annual incentive percentages were generally determined by the Compensation Committee in its discretion based on its subjective assessment of several factors, including comparable annual incentive opportunities in effect for comparable executives at our peer group companies (based on their published data), total cash compensation and equity awards earned by comparable executives at our peer group companies (based on their published data), internal comparability with percentage targets of other executives within the Company, and the Company’s objective of creating appropriate at-risk incentives to reinforce our team-based management culture and maximize stockholder value. The Compensation Committee also determined that these levels provided for fair and competitive rewards to the NEOs after reviewing historical data regarding the peer group companies and using its own subjective judgment and knowledge of the industry’s pay practices.

Each participant’s incentive opportunity under the EIP is determined based on quantitative and qualitative components, as shown in the following chart:

As shown above, the quantitative component of the EIP is determined based on the Company’s Revenue(8) and Adjusted EBITDA Margin(6)(7) achieved for the fiscal year (with each metric weighted 50%). The Compensation Committee selected these quantitative performance metrics for the EIP because it believes such measures are closely correlated to our annual business objectives and growth in stockholder value, and are straightforward to administer, understand and communicate. The Revenue and Adjusted EBITDA Margin targets for fiscal 2023 were both set at levels above the target and actual performance achieved for fiscal 2022. Threshold level of performance (which is equal to 85% of the performance target set for each metric) must be achieved for both quantitative metrics for any amount to be payable with respect to the quantitative multiplier under the EIP. The Maximum level of performance is achieved if the Company achieves 110% or more of the performance target set for a metric.

	Threshold Revenue (85% of Target)	Target Revenue (100%)	Maximum Revenue (110% of Target)
Threshold Adjusted EBITDA Margin (85% of Target)	50%	75%	100%
Target Adjusted EBITDA Margin (100%)	75%	100%	150%
Maximum Adjusted EBITDA Margin (110% of Target)	100%	150%	200%

As shown in the chart above, the quantitative metrics are combined to determine the overall quantitative multiplier achieved for the year. For example, if Target Revenue and Threshold Adjusted EBITDA Margin were achieved for fiscal 2023, the quantitative multiplier would be equal to 75% of the target annual incentive. For Adjusted EBITDA Margin or Revenue performance between the levels indicated, the quantitative multiplier will be determined using bilinear interpolation between points. If the Company achieved performance for both metrics above the Maximum level, the quantitative multiplier would be capped at 200%. If the Company does not achieve at least the Threshold level of performance for both quantitative metrics, the maximum bonus that may be paid with respect to the qualitative portion of the award is 50% of the target annual incentive opportunity.

The following table sets forth the target performance levels established by the Compensation Committee for the EIP and the actual results achieved by the Company for fiscal 2023. As shown in the table below, for fiscal 2023, the Company achieved the Maximum level of performance (i.e. greater than 110% of the Target) for the Adjusted EBITDA Margin metric and between Threshold and Target level of performance for the Revenue metric, resulting in a quantitative multiplier of 121% for fiscal 2023.

Quantitative Metric	Fiscal 2023 Target	Fiscal 2023 Results	Percentage of Target Achieved
Revenue	$850 million	$775.6 million	91.25%
Adjusted EBITDA Percentage	11.3%	12.92%	114.34%

The qualitative performance multiplier portion of each NEO’s annual incentive compensation opportunity is determined based on the Compensation Committee’s assessment of each NEO’s impact on enterprise objectives and strategic initiatives, achievement of pre-established individual performance goals (called CRAVE goals), and other qualitative contributions determined by the Compensation

RGP 2023 Proxy Statement —  51

Committee. The Company believes this mix of quantitative and qualitative components provides appropriate incentives to achieve pre-established goals while giving the Compensation Committee some flexibility to reward other achievements.

For fiscal 2023, the Compensation Committee based its qualitative award determination for the participants on its subjective assessment of the NEOs’ achievement of their individual performance goals and outstanding leadership to deliver the Company’s strong fiscal 2023 financial performance, despite the continued challenges in the macroenvironment from recession concerns, inflation and talent shortages. The Compensation Committee also considered the achievement of executive team accomplishments during fiscal 2023 including delivering strong Adjusted EBITDA performance and organic top line revenue growth on a same-day constant currency basis; remaining disciplined on cost control and headcount leverage while also driving our enterprise objectives and investing in technology and digital initiatives for the future success of the Company; launching a pricing initiative to improve bill rates which lead to our achievement of record gross margin performance of 40.4%; continued optimization and expansion of HUGO, our digital engagement platform, including with enhanced functionality; managing cash flow and balance sheet well, with strong cash collections; advancing our ESG and DE&I initiatives during the year, including through hiring a DE&I leader and supporting the ESG Committee’s work; and launching Project Phoenix our multi-year technological modernization initiative that requires significant enterprise-wide effort replacing or upgrading core systems. The Compensation Committee further considered how each individual NEO performed against the NEO’s stated enterprise and functional goals and determined that each individual NEO had achieved a level of “role model” (which corresponds to a modifier of 110-150% of the target annual incentive). In making this determination, the Compensation Committee considered the following individual accomplishments by each NEO during fiscal 2023:

Ms. Duchene:

•	Continued to lead the Company through transformation to ensure the Company remains competitive now and into the future including by building on progress with respect to cost structure and profitability while maintaining and enhancing the culture of RGP;
•	Continued to execute on the strategic plan for the Company, including with respect to the Company’s digital transformation, improvement in value-based pricing, brand clarification and amplification and mergers and acquisition strategy;
•	Continued to evolve certain operating and leadership roles so that the right people are in place to accomplish the Company’s strategic goals; and
•	Led significant work around positioning and brand strategy, including launching the Company’s first thought leadership research and publication of a white paper, which had a measurable impact on revenue, delivering numerous speaking engagements and writing op-ed and editorial content for various publications to advance the Company’s brand.

Ms. Ryu:

•	Delivered exceptional financial management and financial reporting during fiscal 2023;
•	Continued to transform the finance function with process optimization, automation, and organizational re-design, including to continuously evolve the Finance support model to deliver higher business value globally;
•	Served as co-executive leader of Project Phoenix, and provided integral oversight and project management; and
•	Reduced costs and positioned us for continued improvement in profitability in the future by continuing to execute our real estate reduction strategy during fiscal 2023.

Mr. Brackney:

•	Led pricing initiative for the North America go-to-market team resulting in gross margin improvement described above;
•	Continued to evolve the focus and structure of the sales team to improve client centricity and operational leverage;
•	Partnered with Ms. Ryu to improve financial planning process and served on Steering Committee to provide leadership for Project Phoenix; and
•	Worked with talent leadership to reduce consultant attrition rates and improve supply and demand matching.

There was no specific weighting of these particular factors. Based upon its evaluation of all of the foregoing criteria, as well as its general assessment of competitive compensation practices, the Compensation Committee determined that each NEO had achieved 110% of the NEO’s qualitative goals for fiscal 2023.

The amounts paid to each participating NEO in respect of his or her annual incentive compensation opportunity under the EIP for fiscal 2023 are presented in column (g) of the “Summary Compensation Table — Fiscal 2021 — 2023” below.

52 — RGP 2023 Proxy Statement

Long-Term Incentive Awards

The Company’s view is that the NEOs’ long-term compensation should be directly linked to the value provided to our stockholders. In response to investor feedback and to better align the NEOs’ compensation with the Company’s financial goals, in fiscal 2023 the Compensation Committee granted 50% of the NEO’s long-term compensation in the form of PSUs with the remaining 50% in the form of time-based RSUs. As described in further detail below, the PSUs will be eligible to vest at the end of a three-year performance period based on the Company’s Revenue(8) and Adjusted EBITDA Margin(6)(7) (also referred to as Adjusted EBITDA Percentage in the award agreements) achieved over the performance period. The Compensation Committee selected these performance metrics for the PSUs because it believes such measures are closely correlated to our long-term business objectives and growth in stockholder value and are commonly used by investors to determine the profitability of the Company over a period of time. Furthermore, RSUs and PSUs align award recipients’ interests with our stockholders’ interests because the value of these awards is dependent upon our stock price, and these awards serve as an important retention tool as NEOs generally must remain employed for a period of years before the awards fully vest.

In November 2022, the Compensation Committee granted each NEO a number of time-based RSUs and a “target” number of PSUs, each expressed as a dollar value that was then converted into a number of RSUs/PSUs based on the Company’s stock price on the date of grant.  These dollar values are set forth in the table below.

NEO:	Time-Based RSUs (1)	PSUs (1)	Total Equity Award Value
Kate Duchene	$1,050,000	$1,050,000	$2,100,000
Jennifer Ryu	$ 350,000	$ 350,000	$ 700,000
Timothy Brackney	$ 700,000	$ 700,000	$1,400,000
(1)	These amounts are the values approved by the Compensation Committee in November 2022 and converted into the corresponding number of RSUs and the “target” number of PSUs based on the closing price of the Company’s common stock on the date of grant of the awards and rounded down to the nearest whole share. For the accounting fair value of these awards as reflected in the Summary Compensation Table, please refer to footnote (1) to the Summary Compensation Table.

The size of equity award granted to each of our NEOs is a decision made by the Compensation Committee in the exercise of its business judgment. In making this determination, the Compensation Committee considers its general assessment of the Company’s financial performance, Company morale, success in developing a productive management team, and risk management. The Compensation Committee also takes into account the total cash compensation paid to the NEOs in our immediately preceding fiscal year, the number and value of equity awards previously granted to the NEOs, dilution effects on our stockholders, the need to ensure that an appropriate number of shares would be available for equity awards to less-senior employees, the number and value of long-term equity awards made to comparable executives at our peer group companies (based on their published data), and the goal of providing the NEOs with total long-term equity compensation and total compensation amounts that we think are appropriate and competitive. We believe the size of each NEO’s equity award is consistent with our compensation objectives of paying for performance and putting a significant portion of the NEOs’ total compensation “at risk.” After a review of the factors described in the preceding paragraph, the Compensation Committee determined that an increased equity award value for each NEO for fiscal 2023 was appropriate to better align each NEO’s total direct compensation with the median total direct compensation received by similarly situated executives at the Company’s peer group. The Compensation Committee also determined that an increased equity award value was important to keep NEOs focused on increasing stockholder value into the future.

Fiscal 2023 Time-Based RSUs. The time-based RSUs vest in a series of annual installments over a four-year vesting period. We believe this four-year vesting period provides an incentive for the NEOs to remain in our employ, and also focuses the NEOs on the long-term performance and business objectives of the Company for the benefit of our stockholders. We believe the four-year vesting period is consistent with compensation practices in the market generally and strikes an appropriate balance between the interests of the Company, our stockholders and the individual NEOs in terms of the incentive, value creation and compensatory aspects of these equity awards.

Fiscal 2023 PSUs. The PSUs vest after a three-year performance period covering fiscal 2023 through fiscal 2025 if, and to the extent, the performance vesting conditions have been achieved by the Company. Such determination will be made by the Compensation Committee within sixty days following the end of the performance period. The number of vested PSUs (“Vested PSUs”) will be determined based on the Company’s Revenue and Adjusted EBITDA Percentage achieved for the performance period. The Vested PSUs will be determined by multiplying the target PSUs (including any dividend equivalents previously credited to the award) by the applicable percentage determined in accordance with the following table:

RGP 2023 Proxy Statement —  53

	Threshold Revenue (85% of Target)	Target Revenue (100%)	Stretch Revenue (110% of Target)
Threshold Adj. EBITDA % (85% of Target)	50%	75%	100%
Target Adj. EBITDA % (100%)	75%	100%	125%
Stretch Adj. EBITDA % (110% of Target)	100%	125%	150%

For Adjusted EBITDA Percentage or Revenue performance between the levels indicated, the applicable percentage will be determined using bilinear interpolation between points. The maximum number of Vested PSUs that may be achieved is capped at 150% of the target number of PSUs. In addition, no portion of the PSUs will be earned if the Company does not achieve both the threshold Revenue and Adjusted EBITDA Percentage levels for the performance period.

General Description for RSUs and PSUs. Each RSU and PSU represents and is paid in one share of our common stock, subject to the satisfaction of applicable vesting conditions, which further aligns our NEOs’ interests with those of our stockholders. The NEOs do not have the right to vote or (with limited exceptions such as in connection with death or by court order in connection with a divorce) dispose of any RSUs or PSUs prior to the time the shares are actually issued. Each RSU and PSU is granted in tandem with a corresponding dividend equivalent right that entitles the NEO to be credited with additional RSUs or PSUs upon the Company’s payment of dividends to stockholders if the dividend equivalent right is or was outstanding on the record date. Any such additional RSUs or PSUs credited in respect of dividend equivalent rights are subject to the same vesting terms as the underlying RSUs or PSUs and vest (if at all) together with the underlying RSU or PSU to which they relate.

Perquisites

During fiscal 2023, the NEOs were eligible to participate in the Company’s retirement and health and welfare programs that are generally available to other employees in the Company. In addition, each NEO received a modest automobile allowance. The Compensation Committee believes these modest perquisites are consistent with competitive practices and help us attract and retain talent.

Change In Control and Severance Benefits

The Company believes that severance protections play a valuable role in attracting and retaining high caliber talent. In the competitive professional services industry in which we operate, where executives are commonly being recruited by both more established companies and by start-up ventures, severance and other termination benefits are an effective way to offer executives financial security to offset the risk of accepting an opportunity with another company. Pursuant to their employment agreements in effect during fiscal 2023, each of the NEOs would be entitled to severance payments if the NEO’s employment was terminated by the Company without cause or by the NEO for good reason. Because we believe that a termination by an NEO for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such constructive termination of the NEO’s employment. The level of severance benefits for our Chief Executive Officer differs from the other NEOs because of the scope and responsibility of the position and the competitive pay practices for the role. The NEOs’ severance benefits are generally the result of negotiations with the NEO and set at levels we believe are reasonable, consistent with similarly situated executives at our peer companies and fits our objective of attracting and retaining team-oriented executives. The employment agreements also provide for the accelerated vesting of equity awards upon a change in control of the Company. Our equity award agreements also provide for continued or accelerated vesting in connection with certain terminations of the award holder’s employment or a change in control of the Company.

The NEOs’ employment agreements and the accelerated vesting provisions of the equity award agreements are described in further detail in the narrative following the “Description of Employment Agreements — Cash Compensation” section and in the “Potential Payments upon Termination or Change in Control” section below.

Stock Ownership Guidelines for NEOs

We maintain ownership guidelines for our NEOs. Under the stock ownership guidelines:

•	The Chief Executive Officer should own Company common stock equal in value to the lesser of three times base salary or 100,000 shares.
•	Each other NEO should own Company common stock equal in value to the lesser of two times the NEO’s base salary or 20,000 shares.

Stock that counts towards satisfaction of the ownership guidelines (“Qualifying Shares”) includes:

•	Shares of common stock beneficially held, either directly or indirectly;
•	Restricted stock issued and held whether vested or unvested;

54 — RGP 2023 Proxy Statement

•	Restricted stock units, whether vested or unvested, with PSUs taken into account at the “target” level of performance; and
•	Shares of common stock held following the exercise of a stock option or payment of other equity award.

All NEOs covered by these guidelines should satisfy the applicable share ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in position or compensation, the individual should satisfy the applicable guidelines within a five-year period beginning in January following the year of such change. As shown in the table below, as of August 21, 2023, each of our NEOs meets the share ownership guidelines.

Named Executive Officer	Guideline (1)	Qualifying Shares Held	Market Value of Shares Held as of the Record Date (2)
Kate W. Duchene President and Chief Executive Officer	$1,586,000	469,348	$7,443,860
Jennifer Y. Ryu Executive Vice President and Chief Financial Officer	$ 317,200	98,890	$1,568,396
Timothy L. Brackney President and Chief Operating Officer	$ 317,200	225,072	$3,569,642
(1)	The relevant guideline is the lesser of (i) three times, in the case of Ms. Duchene, or two times, in the case of Ms. Ryu and Mr. Brackney, the NEO’s base salary (i.e. $2,475,000, $924,000 and $1,242,000, respectively) and (ii) the value of 100,000 shares (in the case Ms. Duchene) or 20,000 shares (in the case of Ms. Ryu and Mr. Brackney) on the record date (i.e. $1,586,000 and $317,200, respectively).
(2)	Determined by multiplying the number of Qualifying Shares held by the NEO on August 21, 2023 by the closing price of a share of Company common stock on that date ($15.86).

Insider Trading Policy Summary

The Company’s directors, officers and employees worldwide are subject to the Company’s Insider Trading Policy which provides that if the director, officer or employee is in possession of material, non-public information relating to the Company, neither the director, officer or employee, nor any person related to such director, officer or employee, may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to trading in the securities of any other company, including our customers or suppliers, if the director, officer or employee has material, non-public information about that company which was obtained in the course of his or her employment with the Company or Board membership.

Tax Deductibility of Executive Compensation

Federal income tax law generally disallows a tax deduction to publicly-held companies for compensation paid to a current or former NEO that exceeds $1 million during the tax year. Certain stock options granted by the Company before November 2, 2017, as well as certain amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. There can be no assurance that any compensation the Company intended to be deductible will in fact be deductible. Although the potential deductibility of compensation is one of the factors the Compensation Committee notes when designing the Company’s executive compensation program, the Compensation Committee has the flexibility to take any compensation-related actions it determines are in the best interests of the Company and its stockholders, including awarding compensation that will not be deductible for tax purposes.

Decisions for Fiscal 2024

In July 2023, the Compensation Committee approved the Company’s executive compensation program for fiscal 2024 and reviewed each NEO’s base salary and target annual cash incentive compensation (the “target annual cash compensation”). In determining each NEO’s target annual cash compensation for fiscal 2024, the Compensation Committee considered each NEO’s length of service and performance in his or her role, the Company’s general financial performance and growth, and the target annual cash compensation of comparable executives at the Company’s peer group companies (based on their published data). Based on this analysis, the Compensation Committee did not increase any of the NEOs’ base salaries for fiscal 2024 and increased Ms. Duchene’s target annual cash incentive opportunity for fiscal 2024 to $950,000. The Compensation Committee did not make any change to Ms. Ryu’s and Mr. Brackney’s target annual cash incentive compensation opportunities for fiscal 2024.

RGP 2023 Proxy Statement —  55

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

Compensation Committee Report on
Executive Compensation

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
Jolene Sarkis, Chairperson
Neil F. Dimick
A. Robert Pisano
David P. White

Compensation Committee Interlocks and
Insider Participation

The Compensation Committee members whose names appear on the Compensation Committee Report above served as members of the Compensation Committee for all of fiscal 2023. No member of the Compensation Committee at any time during fiscal 2023 was an executive officer or employee of the Company during or prior to fiscal 2023, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during fiscal 2023.

56 — RGP 2023 Proxy Statement

Executive Compensation Tables for Fiscal 2023

Summary Compensation Table — Fiscal 2021 to 2023

The following table presents information regarding compensation of our NEOs for services rendered during fiscal 2021, 2022 and 2023. Unless otherwise noted, the footnote disclosures apply to fiscal 2023 compensation. For an explanation of the amounts included in the table for fiscal 2021 or 2022, please see the footnote disclosures in our Proxy Statement for the corresponding fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kate W. Duchene President and Chief Executive Officer	2023	791,346	0	2,099,971	0	1,097,000	0	25,592	4,013,909
	2022	700,000	0	1,799,965	0	2,100,000	0	24,572	4,624,537
	2021	700,000	0	1,349,996	0	836,000	0	24,775	2,910,771
Jennifer Y. Ryu Executive Vice President	2023	445,308	0	699,978	0	532,000	0	23,938	1,701,224
	2022	395,962	0	399,964	0	980,000	0	26,159	1,802,085
	2021	375,000	0	359,990	0	391,000	0	19,216	1,145,206
Timothy L. Brackney President and Chief Operating Officer	2023	588,880	0	1,399,993	0	864,000	0	25,339	2,878,212
	2022	500,000	0	1,299,983	0	1,680,000	0	23,689	3,503,672
	2021	500,000	0	999,992	0	613,000	0	27,401	2,140,393

(1)	The amounts reported in column (e) of the table above reflect the fair value on the grant date of the stock awards granted to our NEOs in the applicable fiscal year. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in these columns, please see (i) for fiscal 2023, the discussion of restricted stock unit and performance stock unit awards contained in Note 15 (Stock-Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Fiscal 2023 Annual Report, and (ii) similar Stock Based Compensation Plan notes contained in the Company’s Consolidated Financial Statements filed on Form 10-K for prior fiscal years as to the stock awards granted in those years. The amounts included in the Summary Compensation Table above, and in the tables below in this footnote, are determined as of the grant date and may not be indicative of the value actually received by the NEO if the award vests.

In each of fiscal 2022 and fiscal 2023, the Company granted PSUs to the NEOs that vest, in part, based on the Company’s performance. As required by the applicable SEC rules, the accounting fair value of the PSUs awarded in each fiscal year was determined based on the probable outcome of the performance-based conditions applicable to the awards (determined as of the grant date of the awards, as determined for accounting purposes). For these purposes, as of the grant date of the awards we determined that the “target” level of performance was the probable outcome of the applicable performance-based conditions. Accordingly, for the PSUs, the accounting fair value is included for the NEOs as Stock Award compensation for the year in which the grant was made based on the “target” number of shares subject to the awards. Under the terms of the PSUs at grant, between 0% and 150% of the target number of shares subject to the awards can vest, based on performance and the other vesting conditions applicable to the awards. The following tables present the accounting fair value (determined as described above as of the grant date of the awards) of the PSUs awarded to the NEOs in fiscal 2022 and fiscal 2023 under two sets of assumptions: (a) assuming that the target level of performance would be achieved as to the performance-based conditions and (b) assuming that the highest level of performance would be achieved (i.e. 150% of the target level).

	Fiscal 2022 PSUs
Executive Officer	Grant Date Fair Value (Target Level of Performance) ($)	Grant Date Fair Value (Maximum Level of Performance) ($)
Kate W. Duchene	899,983	1,349,974
Jennifer Y. Ryu	199,982	299,973
Timothy L. Brackney	649,992	974,987

RGP 2023 Proxy Statement —  57

	Fiscal 2023 PSUs
Executive Officer	Grant Date Fair Value (Target Level of Performance) ($)	Grant Date Fair Value (Maximum Level of Performance) ($)
Kate W. Duchene	1,049,986	1,574,979
Jennifer Y. Ryu	349,989	524,984
Timothy L. Brackney	699,996	1,049,994

(2)	The amounts reported in column (g) above represent amounts earned under the EIP for the applicable fiscal year.
(3)	The following table identifies the items reported in column (j) “All Other Compensation” for each NEO for fiscal 2023:
Executive Officer	Automobile Allowance ($)	401(k) Plan Matching Contribution ($)	Total ($)
Kate W. Duchene	15,000	10,592	25,592
Jennifer Y. Ryu	15,000	8,938	23,938
Timothy L. Brackney	15,000	10,339	25,339

Description of Employment Agreements — Cash Compensation

We have entered into employment agreements or employment letter agreements with each of the NEOs. The salary and bonus terms of each agreement are briefly described below. Provisions of these agreements relating to outstanding equity incentive awards, if any, and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement.

Kate W. Duchene. On February 3, 2020, we entered into a new employment agreement with Ms. Duchene, which we amended by a letter agreement on January 20, 2021. The February 2020 agreement supersedes Ms. Duchene’s prior employment agreement with the Company dated as of December 19, 2016. The February 2020 agreement provides for a three-year term of employment commencing on February 3, 2020 and ending with the close of business on February 2, 2023. Beginning on February 3, 2023, and on each February 3 thereafter, the term automatically extends for an additional year unless either party provides notice that the term will not be extended. The agreement provides for Ms. Duchene to receive an annualized base salary of $700,000, subject to annual review by the Board. Based on its review, the Board has the discretion to increase (but not reduce) the base salary each year. The agreement also provides for Ms. Duchene to participate in any annual incentive plans maintained by the Company for its executive officers generally, and that she will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that Ms. Duchene is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its executive officers generally.

Jennifer Y. Ryu. On October 21, 2022, we entered into a new employment agreement with Ms. Ryu. The October 2022 agreement supersedes Ms. Ryu’s prior employment agreement with the Company dated as of February 3, 2020. The October 2022 agreement provides for a three-year term of employment commencing on October 21, 2022 and ending with the close of business on October 21, 2025. Beginning on October 21, 2025, and on each October 21 thereafter, the term automatically extends for an additional year unless either party provides notice that the term will not be extended. The agreement provides for Ms. Ryu to receive an annualized base salary of $462,000. The Chief Executive Officer or the Board has discretion to increase (but not reduce) Ms. Ryu’s base salary. The agreement also provides for Ms. Ryu to participate in any annual incentive plans maintained by the Company for its executive officers generally, and that she will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that Ms. Ryu is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its executive officers generally.

Timothy L. Brackney. On February 21, 2020, we entered into a new employment agreement with Mr. Brackney. The February 2020 agreement supersedes Mr. Brackney’s prior employment agreement with the Company dated as of April 3, 2019. The February 2020 agreement provides for a three-year term of employment commencing on February 21, 2020 and ending with the close of business on February 20, 2023. Beginning on February 21, 2023, and on each February 21 thereafter, the term automatically extends for an additional year unless either party provides notice that the term will not be extended. The agreement provides for Mr. Brackney to receive an annualized base salary of $500,000. The Chief Executive Officer, in consultation with the Board, has discretion to increase (but not reduce) Mr. Brackney’s base salary. The agreement also provides for Mr. Brackney to participate in any annual incentive plans maintained by the Company for its executive officers generally, and that he will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that Mr. Brackney is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its executive officers generally.

58 — RGP 2023 Proxy Statement

Grants of Plan-Based Awards in Fiscal 2023

The following table presents information regarding (i) the RSU and PSU awards granted to NEOs in fiscal 2023, and (ii) potential threshold, target and maximum amounts payable under the NEOs’ annual incentive compensation opportunity under the EIP for fiscal 2023. The material terms of each of these compensation opportunities are described below and in the “Compensation Discussion and Analysis” section above.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kate W. Duchene	n/a	412,500	825,000	2,475,000	—	—	—	—	—
	11/9/2022	—	—	—	—	—	—	57,565	1,049,986
	11/9/2022	—	—	—	28,783	57,565	86,348	—	1,049,986
Jennifer Y. Ryu	n/a	200,000	400,000	1,200,000	—	—	—	—	—
	11/9/2022	—	—	—	—	—	—	19,188	349,989
	11/9/2022	—	—	—	9,594	19,188	28,782	—	349,989
Timothy L. Brackney	n/a	325,000	650,000	1,950,000	—	—	—	—	—
	11/9/2022	—	—	—	—	—	—	38,377	699,996
	11/9/2022	—	—	—	19,189	38,377	57,566	—	699,996
(1)	Amounts reported represent the potential amounts payable to participating NEO under the EIP for fiscal 2023 at threshold, target and maximum performance levels. The actual amounts payable to each NEO under the EIP for fiscal 2023 are reported in column (g) (Non-Equity Incentive Plan Compensation) of the “Summary Compensation Table — Fiscal 2021 — 2023” above.
(2)	The amounts reported in column (j) of the table above reflect the fair value of these RSU and PSU awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts reported in column (j), please see footnote (1) to the “Summary Compensation Table — Fiscal 2021 — 2023” above.

Description of Plan-Based Awards

For information on the RSU and PSU awards and non-equity incentive plan awards granted to our NEOs for fiscal 2023, please see the discussion in the “Compensation Discussion and Analysis” section above under the heading “Elements of Pay for Named Executive Officers — Long-Term Incentive Awards” and “Annual Incentive Compensation.” Also see the “Potential Payments Upon Termination or Change in Control” section below for the consequences of certain change in control or other corporate transactions or certain terminations of employment with respect to these awards.

RGP 2023 Proxy Statement —  59

Outstanding Equity Awards at Fiscal 2023 Year-End

The following table presents information regarding the outstanding equity awards held by each NEO as of May 27, 2023, the end of fiscal 2023.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested ($) (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kate W. Duchene	6/2/2014	40,000	—	12.18	6/2/2024	—	—	—	—
	8/31/2015	38,000	—	15.69	8/31/2025	—	—	—	—
	9/9/2016	38,000	—	14.52	9/9/2026	—	—	—	—
	11/3/2017	75,000	—	15.80	11/3/2027	—	—	—	—
	10/5/2018	85,000	—	18.96	10/5/2028	—	—	—	—
	9/17/2019	75,000	25,000	17.44	9/17/2029	—	—	—	—
	11/12/2020	—	—	—	—	63,160	983,401	—	—
	11/11/2021	—	—	—	—	38,340	596,954	—	—
	11/11/2021	—	—	—	—	—	—	76,679	1,193,892
	11/9/2022	—	—	—	—	58,454	910,129	—	—
	11/9/2022	—	—	—	—	—	—	29,227	455,064
Jennifer Y. Ryu	9/17/2019	11,250	3,750	17.44	9/17/2029	—	—	—	—
	2/4/2020	11,250	3,750	15.29	2/4/2030	—	—	—	—
	2/4/2020	—	—	—	—	2,500	38,925	—	—
	11/12/2020	—	—	—	—	16,843	262,246	—	—
	11/11/2021	—	—	—	—	8,520	132,656	—	—
	11/11/2021	—	—	—	—	—	—	17,039	265,297
	11/9/2022	—	—	—	—	19,484	303,366	—	—
	11/9/2022	—	—	—	—	—	—	9,742	151,683

60 — RGP 2023 Proxy Statement

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested ($) (3)
Timothy L. Brackney	6/2/2014	2,000	—	12.18	6/2/2024	—	—	—	—
	8/31/2015	25,000	—	15.69	8/31/2025	—	—	—	—
	9/9/2016	30,000	—	14.52	9/9/2026	—	—	—	—
	11/3/2017	35,000	—	15.80	11/3/2027	—	—	—	—
	10/5/2018	50,000	—	18.96	10/5/2028	—	—	—	—
	9/17/2019	41,250	13,750	17.44	9/17/2029	—	—	—	—
	11/12/2020	—	—	—	—	46,786	728,458	—	—
	11/11/2021	—	—	—	—	27,690	431,133	—	—
	11/11/2021	—	—	—	—	—	—	55,380	862,267
	11/9/2022	—	—	—	—	38,970	606,763	—	—
	11/9/2022	—	—	—	—	—	—	19,485	303,381
(1)	Subject to each NEO’s continued employment, each stock option grant was scheduled to become vested and exercisable over a four-year period, with one-fourth of each option grant becoming vested and exercisable on each of the first four anniversaries of the grant date of the option. The grant date of each option is included in the table above under column (b). All unexercised options expire ten years from the date of grant. As described in the “Potential Payments upon Termination or Change in Control” section below, all or a portion of each option grant may vest earlier in connection with certain change in control or other corporate transactions or certain terminations of employment.
(2)	Subject to each NEO’s continued employment, each restricted stock or RSU award was scheduled to become vested over a four-year period, with one-fourth of each award becoming vested on each of the first four anniversaries of the grant date of the award. The grant date of each restricted stock or RSU award is included in the table above under column (b). The number of RSUs set forth in the table above includes dividend equivalents credited with respect to such award as of fiscal year end. As described in the “Potential Payments upon Termination or Change in Control” section below, all or a portion of each restricted stock or restricted stock unit award may vest earlier in connection with certain change in control or other corporate transactions or certain terminations of employment.
(3)	The market value of stock awards reported in column (h) or (j) is computed by multiplying the applicable number of shares of stock reported in column (g) or (i), by $15.57, the closing market price of the Company’s common stock on May 26, 2023, the last trading day of fiscal 2023.
(4)	Subject to each NEO’s continued employment, each PSU award will vest at the end of a three-year performance period based on the Company’s Revenue and Adjusted EBITDA Margin achieved for the performance period. The number of PSUs that vest will range from 0-150% of the target number of shares subject to the award. The amounts presented in the table above includes dividend equivalents credited with respect to such award as of fiscal year end. For awards granted in November 2021 (which have a performance period covering fiscal 2022 through fiscal 2024), the awards presented in the table above reflect the maximum number of shares subject to the award as the Company’s performance as of fiscal 2023 year-end against the goals established for the award was tracking above the target level of performance for the award. For awards granted in November 2022 (which have a performance period covering fiscal 2023 through fiscal 2025), the awards presented in the table above reflect the threshold number of shares subject to the award as the Company’s performance as of fiscal 2023 year-end against the goals established for the award was tracking below the threshold level of performance for the award. As described in the “Potential Payments upon Termination or Change in Control” section below, all or a portion of each PSU award may vest earlier in connection with certain change in control or other corporate transactions or certain terminations of employment.

RGP 2023 Proxy Statement —  61

Option Exercises and Stock Vested in Fiscal 2023

The following table summarizes the stock options that were exercised and stock awards that vested during fiscal 2023 that were previously granted to our NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
Kate W. Duchene	35,000	171,500	43,683	803,767
Jennifer Y. Ryu	—	—	13,589	249,288
Timothy L. Brackney	1,500	5,145	32,124	591,082
(1)	The dollar amounts shown for stock options in column (c) above are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the exercise date and the exercise price of the options.
(2)	The dollar amounts shown in column (e) above are determined by multiplying the number of shares or units (including any dividend equivalent rights), as applicable, that vested by the per-share closing price of our common stock on the vesting date.

62 — RGP 2023 Proxy Statement

Potential Payments upon Termination or
Change in Control

The following section describes the benefits that may become payable to the NEOs in connection with certain terminations of their employment with the Company and/or a change in control of the Company. All such benefits will be paid or provided by the Company.

Severance Benefits

The following sections describe the severance benefits provided under each of the NEOs’ employment agreements. The agreements with Mses. Duchene and Ryu and Mr. Brackney also include restrictive covenants including an indefinite confidentiality covenant, one-year post-termination non-solicitation of employees and consultants covenant, and non-interference with business relationships covenant in favor of the Company.

Kate W. Duchene

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term. In the event that Ms. Duchene’s employment is terminated by the Company without “cause” or by Ms. Duchene for “good reason” (as such terms are defined in her employment agreement), Ms. Duchene will be entitled to receive a lump sum cash payment equal to (a) three times the sum of her then current annual base salary plus target annual incentive bonus, (b) her earned and unpaid annual bonus for the prior fiscal year, if any, and (c) a pro-rated portion of the annual bonus she would have received for the year her employment terminates if her employment had not terminated. In addition, Ms. Duchene will generally be entitled to (x) continued participation in the Company’s group health plans at the Company’s expense for up to two years following her termination of employment (or a lump sum payment to procure substantially similar health coverage) and (y) full vesting of her then-outstanding and unvested equity awards (with the accelerated vesting of performance-based awards to be determined by the terms of the applicable award agreement). Any outstanding options will remain exercisable for the term of the award. In the event that the Company elects not to extend the term of Ms. Duchene’s employment agreement, Ms. Duchene would be entitled to the benefits set forth above. Ms. Duchene’s right to receive any of these severance benefits is subject to her providing a release of claims to the Company. Ms. Duchene’s employment agreement does not provide for a tax “gross-up” payment.

Should benefits payable to Ms. Duchene trigger excise taxes under Section 4999 of the Internal Revenue Code, Ms. Duchene will either be entitled to the full amount of her benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Ms. Duchene, the benefits will be cut-back to the extent necessary to avoid such excise taxes.

Death or Disability. In the event that Ms. Duchene’s employment terminates due to her death or disability, Ms. Duchene (or her estate) will be entitled to receive a lump sum cash payment equal to the sum of (a) one year’s base salary, (b) her earned and unpaid annual bonus for the prior fiscal year, if any, and (c) a pro-rated portion of her target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Ms. Duchene would be entitled to full vesting of her then-outstanding and unvested equity awards, which will remain exercisable for three years (or until the expiration date of the award, if sooner).

Jennifer Y. Ryu

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term. In the event that Ms. Ryu’s employment is terminated by the Company without “cause” or by Ms. Ryu for “good reason” (as such terms were defined in her employment agreement), Ms. Ryu will be entitled to receive a lump sum cash payment equal to (a) one and one-half times her then current annual base salary rate plus target annual incentive bonus, (b) her earned and unpaid annual bonus for the prior fiscal year, if any and (c) a pro-rated portion of the annual bonus she would have received for the year her employment terminates if her employment had not terminated. In addition, Ms. Ryu will generally be entitled to (x) a lump sum cash payment substantially equivalent to the cost to continue medical coverage for eighteen months following her termination of employment and (y) full vesting of her then-outstanding and unvested equity awards (with the accelerated vesting of performance-based awards to be determined by the terms of the applicable award agreement). Any outstanding options will remain exercisable for the term of the award. In the event that the Company elects not to extend the term of Ms. Ryu’s employment agreement, Ms. Ryu would be entitled to the benefits set forth above. Ms. Ryu’s right to receive any of these severance benefits is subject to her providing a release of claims to the Company. Ms. Ryu’s employment agreement does not provide for a tax “gross-up” payment.

Should benefits payable to Ms. Ryu trigger excise taxes under Section 4999 of the Internal Revenue Code, Ms. Ryu will either be entitled to the full amount of her benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Ms. Ryu, the benefits will be cut-back to the extent necessary to avoid such excise taxes.

Termination Without Cause or for Good Reason in Connection with a Change in Control. In the event that Ms. Ryu’s employment is terminated by the Company without “cause” or by Ms. Ryu for “good reason” within sixty days prior to, upon or within twenty-four months following a “Change in Control Event” (as such terms were defined in her employment agreement), she will be entitled to the same

RGP 2023 Proxy Statement —  63

severance set forth above, except the severance multiplier set forth in clause (a) above shall be two times her then current annual base salary rate plus target annual incentive bonus.

Death or Disability. In the event that Ms. Ryu’s employment terminates due to her death or disability, Ms. Ryu (or her estate) will be entitled to receive a lump sum cash payment equal to the sum of (a) one year’s base salary, (b) her earned and unpaid annual bonus for the prior fiscal year, if any, and (c) a pro-rated portion of her target annual incentive compensation for the fiscal year in which the termination occurs, subject to providing a release of claims to the Company. In addition, Ms. Ryu would be entitled to full vesting of her then-outstanding and unvested equity awards (with the accelerated vesting of performance-based awards to be determined by the terms of the applicable award agreement). Any outstanding options will remain exercisable for three years (or until the expiration date of the award, if sooner).

Timothy L. Brackney

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term. In the event that Mr. Brackney’s employment is terminated by the Company without “cause” or by Mr. Brackney for “good reason” (as such terms are defined in his employment agreement), he will be entitled to receive a lump sum cash payment equal to (a) two times his then current annual base salary rate plus target annual incentive bonus and (b) his earned and unpaid annual bonus for the prior fiscal year, if any. In addition, Mr. Brackney will generally be entitled to (x) continued participation in the Company’s group health plans at the Company’s expense for up to two years following the termination of his employment (or a lump sum payment to procure substantially similar health coverage) and (y) full vesting of his then-outstanding and unvested equity awards, which will remain exercisable for the term of the award. In the event that the Company elects not to extend the term of Mr. Brackney’s employment agreement, Mr. Brackney would be entitled to the benefits set forth above. Mr. Brackney’s right to receive any of these severance benefits is subject to his providing a release of claims to the Company. Mr. Brackney’s employment agreement does not provide for a tax “gross-up” payment.

Should benefits payable to Mr. Brackney trigger excise taxes under Section 4999 of the Internal Revenue Code, Mr. Brackney will either be entitled to the full amount of his benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Mr. Brackney, the benefits will be cut-back to the extent necessary to avoid such excise taxes.

Termination for Good Reason in Connection with a Change in Control. In the event that Mr. Brackney’s employment is terminated by Mr. Brackney for “good reason” and such good reason exists because of a “Change of Control” (as such terms are defined in his employment agreement), he will be entitled to the same severance set forth above, except the severance multiplier set forth in clause (a) above shall be three times his then current annual base salary rate plus target annual incentive bonus.

Death or Disability. In the event that Mr. Brackney’s employment terminates due to his death or disability, he (or his estate) will be entitled to receive a lump sum cash payment equal to the sum of (a) one year’s base salary, (b) his earned and unpaid annual bonus for the prior fiscal year, if any, and (c) a pro-rated portion of his target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Mr. Brackney would be entitled to full vesting of his then-outstanding and unvested equity awards, which will remain exercisable for three years (or until the expiration date of the award, if sooner).

Equity Awards

The 2020 Plan generally provides that, in the event that outstanding stock awards and stock options granted by the Company are not substituted or assumed in connection with certain corporate transactions where the Company does not survive (or does not survive as a publicly-traded company), these awards would generally become fully vested in advance of being terminated in connection with the transaction. In addition, each of the NEOs’ employment agreements provide that all then-outstanding equity awards will be deemed immediately vested upon (or immediately prior to) a change in control of the Company.

The PSU award agreements provide that in the event that an NEO’s employment terminates prior to the end of the performance period by the Company without “cause,” by the NEO for “good reason,” or due to the NEO’s death or “permanent disability” (in each case, as defined in the NEO’s employment agreement), then the “target” number of PSUs (including any previously credited dividend equivalents) shall be deemed vested as of the date of such termination, subject to the NEO providing the Company with a general release of claims. The PSU award agreements provide that in the event of a “change in control event” (as such term is defined in the award agreement) that occurs prior to the end of the performance period, the performance period will end in connection with such event and the PSUs will be deemed vested as of the date of the change in control event, with the number of shares vesting determined as the greater of (i) the “target” number of PSUs (including any previously credited dividend equivalents) or (ii) the number of PSUs that would have vested based on the Company’s actual performance through the date of the change in control event (with the revenue goals pro- rated for the number of days in the shortened performance period).

64 — RGP 2023 Proxy Statement

Estimated Severance and Change in Control Benefits

The following table presents the Company’s estimate of the amount of the benefits to which each of our NEOs would have been entitled had the NEO’s employment with the Company terminated under the circumstances described above, or had a change in control of the Company occurred, on May 27, 2023. For purposes of this table, we have assumed that the price per share of the Company’s common stock is equal to $15.57, the closing price per share on May 26, 2023 (the last trading day of fiscal 2023). Mr. Brackney has provided notice of his resignation and his last day of employment by the Company will be October 1, 2023. He will not receive any severance payments in connection with his resignation, and the amounts in the table below represent what he would have received had his employment terminated on May 27, 2023 in the circumstances described above.

Name	Trigger	Cash Severance ($)	Continued Health Benefits ($)	Equity Awards ($) (1)	Incentive Compensation ($) (2)	Total ($)
Kate W. Duchene	Termination without Cause, for Good Reason or Election by Company Not to Renew	4,950,000	36,600	4,196,534	1,097,000	10,280,134
	Death or Disability	825,000	—	4,196,534	1,097,000	6,118,534
	Change in Control — No Termination of Employment	—	—	4,379,597	—	4,379,597
Jennifer Y. Ryu	Termination without Cause, for Good Reason or Election by Company Not to Renew	1,293,000	—	1,218,465	532,000	3,043,465
	Death or Disability	462,000	—	1,218,465	532,000	2,212,465
	Change in Control — No Termination of Employment	—	—	1,259,143	—	1,259,143
	Change in Control — Termination without Cause or for Good Reason	1,724,000	—	1,259,143	532,000	3,957,143
Timothy L. Brackney	Termination without Cause, for Good Reason or Election by Company Not to Renew	2,542,000	54,627	2,947,938	—	5,544,566
	Death or Disability	621,000	—	2,947,938	864,000	4,432,938
	Change in Control — No Termination of Employment	—	—	3,080,151	—	3,080,151
	Change in Control — Termination for Good Reason	3,813,000	54,627	3,080,151	—	6,947,778

(1)	This column reports the intrinsic value of the unvested portions of the NEO’s outstanding and unvested equity awards that would have accelerated in the circumstances had the event occurred on May 27, 2023. For options, this value is calculated by multiplying the amount (if any) by which $15.57, the closing price per share on May 26, 2023 (the last trading day of fiscal 2023), exceeds the per share exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock, RSUs and PSUs, this value is calculated by multiplying the number of shares or units that would accelerate and vest by $15.57. For a Termination without Cause, for Good Reason or Election by the Company Not to Renew, or due to Death or Disability, that was not in connection with a Change in Control, the PSUs were deemed to vest at the “target” level of performance. For a Change in Control, the PSUs granted in fiscal 2022 were deemed to vest at 123% of the “target” level of performance and the PSUs granted in fiscal 2023 were deemed to vest at “target” level of performance, as PSUs vest at the greater of “target” or the estimated vesting level that would have been achieved had the performance period under the PSUs ended as of May 27, 2023.
(2)	This column represents the pro-rata bonus award for fiscal 2023 that becomes payable to the NEO as stated in their employment agreement based on each severance trigger set forth in the “Trigger” column. As the triggering event is assumed for purposes of this table to have occurred on the last day of the fiscal year, this column reflects the actual amounts earned for fiscal 2023 by the NEO.

RGP 2023 Proxy Statement —  65

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the median of the total annual compensation of all of our employees (other than our Chief Executive Officer) to the total annual compensation of Ms. Duchene, our President and Chief Executive Officer. We believe the pay ratio disclosed below is a reasonable estimate calculated in a matter consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and exclusions and to make reasonable assumptions and estimates and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

For fiscal 2023:

•	The median of the annual total compensation (with total compensation for this purpose determined on the same basis as used to determine the “Total” compensation of our NEOs as reported in the Summary Compensation Table) for fiscal 2023 of all of our employees, other than Ms. Duchene, was $127,560.
•	Ms. Duchene’s annual total compensation for fiscal 2023, as reported in the Total column of the Summary Compensation Table, was $4,013,909.
•	Based on this information, the ratio of the annual total compensation of Ms. Duchene to the median of the annual total compensation of all of our employees (other than Ms. Duchene) is estimated to be 31.5 to 1.

Applicable SEC rules permit us to use the same median employee in calculating the pay ratio above as the median employee we identified in 2022 in presenting the pay ratio in our proxy statement for our annual meeting of stockholders held in 2022 (the “2022 median employee”) if there have been no changes that we reasonably believe would significantly affect this pay ratio disclosure and to substitute another employee for the median employee in certain circumstances. We believe that there have been no changes to our employee population or compensation arrangements that would result in a significant change to the pay ratio disclosure. Accordingly, the median employee used in calculating the pay ratio above was the 2022 median employee. After identifying the median employee using the above methodology, we calculated annual total compensation for that employee using the same methodology we use for our NEOs as set forth in the 2023 Summary Compensation Table.

66 — RGP 2023 Proxy Statement

Pay Versus Performance Disclosure

The following summarizes the relationship between our CEO’s, and our other Named Executive Officers’, total compensation paid and our financial performance for the years shown in the table (in this discussion, our CEO is also referred to as our principal executive officer or “PEO”, and our Named Executive Officers other than our CEO are referred to as our “Non-PEO NEOs”).

2023 Pay-versus-Performance Table
Year (1)	Summary Compensation Table Total for PEO ($) (2)	Compensation Actually Paid to PEO ($) (3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (2)	Average Compensation Actually Paid to Non-PEO NEOs ($) (3)	Value of Initial Fixed $100 Investment Based On:		Net Income ($) (5)	Adjusted EBITDA ($) (6)
					Total Stockholder Return ($) (4)	Peer Group Total Stockholder Return ($) (4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	4,013,909	3,776,753	2,289,718	2,093,310	157.85	172.04	54,359,000	100,194,000
2022	4,624,537	5,449,459	2,652,879	3,274,788	178.65	161.97	67,175,000	103,131,000
2021	2,910,771	3,524,927	1,642,800	1,986,307	138.57	149.01	25,229,000	52,794,000
(1)	For the three fiscal years in the table above, Kate Duchene was our PEO and our Non-PEO NEOs were Timothy Brackney and Jennifer Ryu.
(2)	See the Summary Compensation Table above for the total compensation for our CEO for each year covered in the table. The average total compensation for the Non-PEO NEOs for each year in the table above was calculated from the Summary Compensation Table above.
(3)	For purposes of this table, the compensation actually paid (also referred to as “Compensation Actually Paid” or “CAP”) to each of our NEOs means the NEO’s total compensation as reflected in the Summary Compensation Table for the applicable year less the grant date fair values of stock awards and option awards included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the NEO for the applicable year, and adjusted for the following with respect to the RSUs and PSUs granted to the NEO, including any dividend equivalents granted with respect to such awards:
•	Plus the year-end value of awards granted in the covered fiscal year which were outstanding and unvested at the end of the covered fiscal year,
•	Plus/(less) the change in value as of the end of the covered fiscal year as compared to the end of the prior fiscal year for awards which were granted in prior years and were outstanding and unvested at the end of the covered fiscal year,
•	Plus the vesting date value of awards which were granted and vested during the same covered fiscal year,
•	Plus/(less) the change in value as of the vesting date as compared to the end of the prior fiscal year for awards which were granted in prior years and vested in the covered fiscal year,
•	Less, as to any awards which were granted in prior fiscal years and were forfeited during the covered fiscal year, the value of such awards as of the end of the prior fiscal year,
•	Plus the dollar value of any dividends or other earnings paid during the covered fiscal year on outstanding and unvested awards (no dividends or dividend equivalents were paid or credited on outstanding options, dividends were paid on outstanding unvested restricted stock awards, and, for other awards, the crediting of dividend equivalents in accordance with the applicable award terms has been taken into account in determining the applicable fiscal year-end or vesting date value of the award),
•	Plus, as to an award that is materially modified during the covered fiscal year, the amount by which the value of the award as of the date of the modification exceeds the value of the original award on the modification date (none of the RSUs or PSUs held by the NEOs were materially modified during the fiscal years covered by the table).

In making each of these adjustments, the “value” of an award is the fair value of the award on the applicable date determined in accordance with FASB ASC Topic 718 using the valuation assumptions we then use to calculate the fair value of our equity awards. For more information on the valuation of our equity awards, please see the notes to our financial statements that appear in our Annual Report on Form 10-K each year and the footnotes to the Summary Compensation Table that appear in our annual proxy statement.

The table reflects the CAP (determined as noted above) for our CEO and, for our Non-PEO NEOs, the average of the CAPs determined for the Non-PEO NEOs for each of the years shown in the table.

RGP 2023 Proxy Statement —  67

The following table provides a reconciliation of the Summary Compensation Table Total to CAP for our CEO.
Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for CEO	2023	2022	2021
Summary Compensation Table Total	$4,013,909	$4,624,537	$2,910,771
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	($2,099,971)	($1,799,965)	($1,349,996)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	$1,910,412	$1,871,266	$1,742,547
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	($114,458)	$521,263	$197,582
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$5,861	$5,079	—
Change in Fair Value at Vesting of Option and Stock Awards Granted in Prior Fiscal Years That Vested During Fiscal Year	$61,000	$227,279	$24,023
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—
Increase Based on Dividends or Other Earnings Paid During Applicable Fiscal Year Period to Vesting Date	—	—	—
Compensation Actually Paid	$3,776,753	$5,449,459	$3,524,927

The following table provides a reconciliation of the average of the Summary Compensation Table Total for the Non-PEO NEOs for a fiscal year to the average of the Compensation Actually Paid for the Non-PEO NEOs for that fiscal year.
Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for Non-PEO NEOs	2023	2022	2021
Summary Compensation Table Total	$2,289,718	$2,652,879	$1,642,800
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	($1,049,986)	($849,974)	($679,991)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	$954,112	$885,349	$877,719
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	($218,403)	$429,984	$120,829
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$2,899	$2,558	—
Change in Fair Value at Vesting of Option and Stock Awards Granted in Prior Fiscal Years That Vested During Fiscal Year	$113,745	$152,067	$22,325
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—
Increase Based on Dividends or Other Earnings Paid During Applicable Fiscal Year Period to Vesting Date	$1,225	$1,925	$2,625
Compensation Actually Paid	$2,093,310	$3,274,788	$1,986,307

68 — RGP 2023 Proxy Statement

(4)	Total Shareholder Return represents the return on a fixed investment of $100 in the Company’s common stock for the period beginning on the last trading day of fiscal 2020 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends. Peer Group Total Shareholder Return represents the return on a fixed investment of $100 in a peer group consisting of the peers listed above under “Use of Peer Group Data” for the period beginning on the last trading day of fiscal 2020 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends. The following chart illustrates the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last three years against our total shareholder return and the total shareholder return for our peer group (each calculated as described above) over that period of time.

(5)	This column shows the Company’s net income for each fiscal year covered by the table. The following chart illustrates the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last three years against our net income for each of those years.

RGP 2023 Proxy Statement —  69

(6)	This column shows the Company’s Adjusted EBITDA for each fiscal year covered by the table. We consider Adjusted EBITDA to be a key metric in our executive compensation program as it is used both in our Executive Incentive Plan and to determine the vesting of our NEO’s PSUs. Adjusted EBITDA is calculated as earnings before amortization expense, depreciation expense, interest and income tax expense or benefit plus or minus stock-based compensation expense, technology transformation costs, goodwill impairment, restructuring costs, and contingent consideration adjustments, as reported in the Company’s financial statements. See pages 31-33 of the Fiscal 2023 Annual Report for a discussion of the adjustments made and a reconciliation of those adjustments to net income, the most directly comparable GAAP financial measure, to compute Adjusted EBITDA, and similar discussions of Adjusted EBITDA in the Company’s Consolidated Financial Statements filed on Form 10-K for prior fiscal years. The following chart illustrates the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last three years against our Adjusted EBITDA for each of those years.

Following is an unranked list of the Company’s two financial performance measures we considered in linking the compensation actually paid to our NEOs for fiscal 2023 with Company performance.
•	Adjusted EBITDA
•	Revenue

These performance measures were used in our PSUs or in our EIP performance measurement framework. For a discussion of these terms as used in our 2023 PSUs and EIP, see the “Compensation Discussion and Analysis” above.

In addition to the financial performance measures listed above, we view the Company’s stock price, upon which the value of all of our awards is dependent, as a key performance-based component of our executive compensation program in order to further align the interests of our senior management team with the interests of our stockholders.

70 — RGP 2023 Proxy Statement

Proposal 3. Advisory Vote on the Company’s
Executive Compensation

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation paid to our NEOs as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as the Compensation Discussion and Analysis). This advisory vote on executive compensation is commonly referred to as a “Say-on-Pay” vote.

We design our executive compensation programs to implement our core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of long-term stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives.

We believe stockholders should consider the following when voting on this proposal:

PAY FOR PERFORMANCE ORIENTATION

“At Risk” Compensation/Pay for Performance. A significant portion of each NEO’s compensation is “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.

For fiscal 2023, approximately 78% of our Chief Executive Officer’s and an average of 74% of our other NEOs’ target total direct compensation(10) was not guaranteed but rather was tied to metrics related to Company performance and/or stock price, and therefore meaningfully “at risk”. Furthermore, approximately half of our NEOs’ target total direct compensation is tied to the Company’s financial performance.

Base Salaries. The Compensation Committee determined that the base salaries of our NEOs should be increased for fiscal 2023 to better align each NEO’s base salary with the median base salary of similarly situated executives in the Company’s peer group.

Annual Incentives. All of our NEOs participated in our EIP during fiscal 2023. The EIP reflects a pay for performance culture. Incentives are earned based on Company performance, measured by the Company’s Revenue(11) and Adjusted EBITDA Margin(12)(13), and individual qualitative performance criteria. If the Company does not achieve the threshold level of financial performance under the EIP, the amount payable under the qualitative performance criteria is capped at 50% of the target annual incentive. The maximum amount that may be earned under the EIP is 300% of the target annual incentive.

(10)—	Target total direct compensation means the NEO’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the target number of shares subject to the award) of annual long-term incentive awards granted to the NEO in fiscal 2023.
(11)—	Revenue is defined as the Company’s consolidated revenue as reported in the Company’s financial statements.
(12)—	Adjusted EBITDA is calculated as earnings before amortization expense, depreciation expense, interest and income tax expense or benefit plus or minus stock-based compensation expense, technology transformation costs, goodwill impairment, restructuring costs, and contingent consideration adjustments, as reported in the Company’s financial statements. See pages 31-33 of the Fiscal 2023 Annual Report for a discussion of the adjustments made and a reconciliation of those adjustments to net income, the most directly comparable GAAP financial measure, to compute Adjusted EBITDA.
(13)—	Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by revenue.

RGP 2023 Proxy Statement —  71

For fiscal 2023, the Compensation Committee set challenging performance goals that exceeded the Revenue and Adjusted EBITDA Margin achieved under the EIP for fiscal 2022. For fiscal 2023, the Company exceeded the “maximum” level of performance for the Adjusted EBITDA Margin goal and achieved between “threshold” and “target” level of performance for the Revenue goal, resulting in a quantitative multiplier under the EIP equal to 121% of the target annual incentive. The Compensation Committee also determined that each of our NEOs exceeded their individual performance goals for fiscal 2023 and displayed outstanding leadership through an uncertain macroeconomic climate, resulting in the achievement of 110% of their EIP qualitative goals designated for fiscal 2023. Accordingly, the Compensation Committee awarded our NEOs annual cash incentives under the EIP for fiscal 2023 as follows:

•	Ms. Duchene, our President and Chief Executive Officer, was awarded a total annual incentive of $1,097,000, representing 44% of her maximum award opportunity or 133% of her target annual incentive opportunity;
•	Ms. Ryu, our Executive Vice President and Chief Financial Officer, was awarded a total annual incentive of $532,000, representing 44% of her maximum award opportunity or 133% of her target annual incentive opportunity; and
•	Mr. Brackney, our President and Chief Operating Officer, was awarded a total annual incentive of $864,000, representing 44% of his maximum award opportunity or 133% of his target annual incentive opportunity.

Performance-Based Long-Term Incentives. 50% of the NEOs’ annual equity incentive awards granted in fiscal 2023 were granted in the form of PSUs. The PSUs will be eligible to vest at the end of a three-year performance period based on the Company’s Revenue(11) and Adjusted EBITDA Margin(12)(13) (as referred to as Adjusted EBITDA Percentage in the award agreements) achieved over the performance period. The total number of shares that may be earned for these PSUs will range from zero to 150% of the target number of shares based on performance over the performance period.

The remaining 50% of the NEOs’ annual equity incentive awards were granted in the form of time-based RSUs that vest over a four-year period. PSUs and RSUs align the interests of our NEOs with our stockholders and create a retention incentive over the vesting period. These awards were made pursuant to our 2020 Plan. No other long-term incentive awards were granted to our NEOs in fiscal 2023.

ALIGNMENT WITH LONG-TERM STOCKHOLDER INTERESTS

A substantial portion of our executive compensation is weighted toward variable, at-risk pay in the form of annual and long-term incentives.

The Company also maintains the following policies which we believe are in the best interests of stockholders:

•	Stock Ownership Guidelines. We focus our NEOs on long-term stockholder value by requiring our NEOs to own a considerable amount of the Company’s stock. See “Stock Ownership Guidelines for NEOs” in the “Compensation Discussion and Analysis” section above.
•	No Repricing. Our 2020 Plan expressly prohibits repricing awards without stockholder approval.
•	No Gross-Ups. The Company does not have tax “gross-up” provisions in any NEO’s employment agreement for excise taxes triggered in connection with a change in control of the Company.

COMPETITIVE PAY

The Compensation Committee annually compares our executive compensation levels and elements with compensation levels and elements for similar positions at the peer group of companies disclosed in the CD&A above.

Our peer group analysis (based on information that was publicly available at the time the Compensation Committee made the corresponding compensation decisions) reflects that our NEOs have base salary and total compensation levels (taking into account base salary, target annual incentive and grant date fair value of equity awards granted during the year) that are at or below the median of the peer group companies. We strive to pay for performance in line with Company results and Company-wide practices.

RECOMMENDATION

Our Board believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. Our Board also believes that our executive compensation programs are reasonable in relation to comparable public and private companies in our industry. Accordingly, our Board recommends that you vote in favor of the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules (which includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables) is hereby approved.”

This proposal to approve the compensation paid to our NEOs is advisory only and will not be binding, overrule any decision by, or create or imply any additional fiduciary duties for the Company or our Board. However, the Compensation Committee, which is responsible for

72 — RGP 2023 Proxy Statement

designing and administering the Company’s executive compensation program values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs.

The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the NEOs each year at the annual meeting of stockholders. We have included in this Proxy Statement Proposal 4 to approve the frequency of future advisory votes on the compensation of the NEOs and our Board recommends that we continue with the current policy of holding such a vote every year. Accordingly, if stockholders approve every ONE YEAR as the preferred frequency option in Proposal 4, it is expected that the next advisory vote on the compensation of our NEOs it is expected that the next such vote will occur at the 2023 annual meeting of stockholders.

RGP 2023 Proxy Statement —  73

Proposal 4. Advisory Vote on the
Frequency of Future Advisory Votes on
Executive Compensation

As described in Proposal 3 above, our stockholders are being provided the opportunity to cast an advisory vote on the compensation of our NEOs, or the Say-on-Pay vote.

In 2017, our stockholders had the opportunity to cast an advisory vote on how often we should include a Say-on-Pay vote in our proxy materials for our annual meetings of stockholders or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting (commonly referred to as a “Say-on-Frequency” vote). At our 2017 annual meeting, our stockholders voted to hold a Say-on-Pay vote every year, and the Board of Directors determined that the Say-on-Pay vote would be held annually.

Under SEC rules, we are required to hold a new Say-on-Frequency vote at least every six years. Accordingly, this Proposal 4 affords our stockholders the opportunity to cast an advisory vote on how often we should include a Say-on-Pay vote in our proxy materials for future annual meetings of stockholders (or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting). Under this Proposal 4, our stockholders may vote to have future advisory votes on executive compensation every year, every two years, every three years, or abstain from voting.

We believe that advisory votes on executive compensation should be conducted every year so that our stockholders may annually express their views on our executive compensation program.

Like the Say-on-Pay vote, this Say-on-Frequency vote is advisory and will not be binding on the Company or our Board of Directors. However, the Board and the Compensation Committee value the opinions expressed by our stockholders and will take the outcome of this vote into account when determining the frequency of future Say-on-Pay votes.

74 — RGP 2023 Proxy Statement

Questions and Answers

WHY DID I RECEIVE ONLY A NOTICE OF INTERNET AVAILABILITY?

As permitted by SEC rules, we are furnishing proxy materials for the Annual Meeting primarily over the Internet. On or about September 7, 2023, we mailed to each of our stockholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy of the proxy materials) a Notice of Internet Availability containing instructions on how to access and review the proxy materials via the Internet and how to submit a proxy electronically using the Internet. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, you will not receive a paper copy of the proxy materials unless you request one.

We believe the delivery options that we have chosen will allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing paper copies.

WHAT AM I VOTING ON?

At the Annual Meeting, our stockholders will be voting on the following proposals:

1.	the election of three director nominees Robert Kistinger, Marco von Maltzan, and David P. White to our Board, each for a three-year term expiring at the annual meeting in 2026 and until his successor is duly elected and qualified;
2.	the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2024;
3.	the approval, on an advisory basis, of the Company’s executive compensation; and
4.	the approval, on an advisory basis, of the frequency of future advisory votes on the Company’s executive compensation.

Our stockholders will also consider any other business properly raised at the Annual Meeting or any postponement or adjournment thereof.

HOW DOES THE BOARD RECOMMEND I VOTE ON EACH OF THE PROPOSALS?

Our Board recommends you vote FOR election to our Board of each of the three nominees for director named in Proposal 1 of this Proxy Statement; FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for fiscal year 2024, as outlined in Proposal 2 of this Proxy Statement; FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 3 of this Proxy Statement; and ONE YEAR with respect to the approval, on an advisory basis, of the frequency of future advisory votes on the Company’s executive compensation, as outlined in Proposal 4 of this Proxy Statement.

WHO CAN ATTEND THE ANNUAL MEETING?

All stockholders of the Company as of the close of business on August 21, 2023, the record date, can attend the Annual Meeting. If your shares are held through a broker, bank or nominee (that is, in “street name”), you are considered the beneficial holder of such shares, and if you would like to attend the Annual Meeting, you must either (1) write to Lauren Elkerson, our Corporate Secretary, at 17101 Armstrong Avenue, Irvine, CA 92614; or (2) bring to the meeting a copy of your brokerage account statement or a “legal proxy” (which you can obtain from the broker, bank or nominee that holds your shares). Please note, however, that beneficial owners whose shares are held in “street name” by a broker, bank or nominee may vote their shares at the Annual Meeting only as described below under “Who is entitled to vote at the meeting?”

WHO IS ENTITLED TO VOTE AT THE MEETING?

Stockholders of record, as of the close of business on August 21, 2023, the record date, are entitled to vote at the Annual Meeting. If you are the beneficial owner of shares held in “street name” through a broker, bank or nominee and held such shares as of the close of business on the record date, the proxy materials are being forwarded to you by your broker, bank or nominee together with a voting instruction form. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares in person at the meeting. Even if you plan to attend the Annual Meeting, we recommend you submit your proxy or voting instructions in advance of the Annual Meeting so your vote will be counted if you later decide not to attend the Annual Meeting.

HOW DO I VOTE AND WHAT IS THE DEADLINE?

Voting via the Internet, Telephone or Mail

You may submit your proxy or voting instructions via the Internet, by telephone or by mail, depending on the manner in which you receive your proxy materials. If you received a Notice of Internet Availability by mail, you can submit a proxy or voting instructions via the Internet at www.proxyvote.com by following the instructions provided in the Notice of Internet Availability. If you received a printed set of the proxy materials by mail, you may submit a proxy or voting instructions via the Internet at www.proxyvote.com, by telephone (by calling 1-800-690-6903) or by mail by following the instructions on the proxy card or voting instruction form.

RGP 2023 Proxy Statement —  75

If you are a stockholder of record voting by telephone or the Internet, your proxy must be received by 8:59 p.m. Pacific Time (11:59 p.m. Eastern Time) on October 18, 2023, in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record submitting a proxy card by mail, you may instead mark, sign and date the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by us before the Annual Meeting. If you hold your shares in street name, please provide your voting instructions to the broker, bank or other nominee who holds your shares by the deadline specified by such broker, bank or nominee.

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR election to our Board of each of the three nominees for director named in Proposal 1 of this Proxy Statement; FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for fiscal year 2024, as outlined in Proposal 2 of this Proxy Statement; FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 3 of this Proxy Statement; and ONE YEAR with respect to the approval, on an advisory basis, of the frequency of future advisory votes on the Company’s executive compensation, as outline in Proposal 4 of this Proxy Statement. See “What happens if my shares are held by a broker?” below for information on how your shares will be voted if you are a beneficial owner and do not submit voting instructions to the broker, bank or other nominee who holds your shares.

Voting at the Annual Meeting

All stockholders of record may vote in person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting so that your vote will be counted if you later are unable to attend. If you later attend and vote at the Annual Meeting, your previously submitted proxy or voting instructions will not be used.

CAN I REVOKE MY PROXY OR CHANGE MY VOTE?

You have the right to revoke your proxy or voting instruction form at any time before your shares are voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by:

•	delivering a written revocation to our Corporate Secretary (Lauren Elkerson at 17101 Armstrong Avenue, Irvine, CA 92614);
•	submitting a later-dated proxy via the Internet, telephone or mail, as described above under “Voting via the Internet, Telephone or Mail”; or
•	voting in person at the Annual Meeting.

If you are the beneficial owner of shares held in “street name” by a broker, bank or nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares at the Annual Meeting, by attending the Annual Meeting and voting in person.

Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

Other than the proposals described in this Proxy Statement, we know of no other business to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting or any postponement or adjournment thereof, your proxy, if properly submitted, authorizes Kate W. Duchene, our President and Chief Executive Officer, or Jennifer Y. Ryu, our Executive Vice President and Chief Financial Officer, to vote in their discretion on those matters.

WHO WILL COUNT THE VOTES?

A representative of Broadridge will serve as the inspector of elections and will count the votes at the Annual Meeting.

WHO WILL BEAR THE COST OF SOLICITING VOTES?

The solicitation of proxies will be conducted electronically through the Internet and by mail, and the Company will bear all attendant costs. These costs include the expense of preparing and mailing proxy solicitation materials and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials to beneficial owners of the Company’s common stock. The Company may conduct further solicitation personally, telephonically or through the Internet through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. At this time, the Company does not anticipate engaging the services of a proxy solicitor. The Company may incur other expenses in connection with the solicitation of proxies.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD OR VOTING INSTRUCTION FORM?

It probably means your shares are registered differently and are in more than one account. Please submit a proxy or voting instructions for each of your accounts in the manner provided above under “How do I vote and what is the deadline?” to ensure all your shares are voted.

76 — RGP 2023 Proxy Statement

HOW MANY SHARES CAN VOTE?

As of the close of business on the record date (August 21, 2023), 33,697,769 shares of our common stock, including unvested shares of restricted stock, were outstanding. Each share of our common stock outstanding and each unvested share of restricted stock with voting rights on the record date is entitled to one vote on each of the three director nominees and one vote on each other matter presented for consideration and action by the stockholders at the Annual Meeting.

WHAT IS THE VOTING REQUIREMENT FOR EACH OF THE ABOVE MATTERS?

Proposal 1. Election of Directors

Once a quorum has been established, under our Bylaws, each director nominee must receive the vote of a majority of the votes cast with respect to that director’s election in order to be elected to our Board (that is, the number of shares voted “FOR” the director nominee must exceed the number of votes cast “AGAINST” that director nominee). Each stockholder will be entitled to vote the number of shares of common stock held as of the close of business on the record date by that stockholder for each director nominee. Stockholders will not be allowed to cumulate their votes in the election of directors.

If any of the director nominees named in Proposal 1, each of whom is currently serving as a director, is not elected at the Annual Meeting by the requisite majority of votes cast, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, any incumbent director who fails to receive a majority of the votes cast must tender his or her resignation to the Secretary of the Company promptly following certification of the election results. In such circumstances, the Board, taking into account the recommendation of the Corporate Governance and Nominating Committee of the Board, must decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind any decision to reject the tendered resignation, within 90 days following certification of the election results.

Other Proposals

Once a quorum has been established, under our Bylaws, approval of Proposals 2, 3 and 4 each requires the affirmative vote of a majority in voting power of those shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Notwithstanding the foregoing, please be advised that each of Proposals 2, 3 and 4 is advisory only and not binding on the Company or our Board. Our Board will consider the outcome of the vote on each of these items in considering what actions, if any, should be taken in response to the advisory votes by stockholders. Further, with respect to Proposal 4, if no frequency option receives the requisite majority vote, our Board will consider the option receiving the highest number of votes as the preferred option of our stockholders.

WHAT CONSTITUTES A QUORUM?

In order to transact business at the Annual Meeting, a quorum must be present. Under Delaware law and our Bylaws, a quorum is present if a majority in voting power of the outstanding shares of our stock entitled to vote at the meeting on the record date are present, in person or by proxy, and entitled to vote at the Annual Meeting. Because there were 33,697,769 shares of common stock outstanding as of the close of business on the record date, holders of at least 16,848,885 shares of our common stock will need to be present in person or by proxy at the Annual Meeting for a quorum to exist to transact business at the Annual Meeting.

WHAT HAPPENS IF MY SHARES ARE HELD BY A BROKER?

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters. The ratification of the appointment of the Company’s independent registered public accounting firm in Proposal 2 is considered a routine matter and may be voted upon by your broker if you do not give instructions. However, brokers do not have discretionary authority to vote your shares on your behalf for any of the other items to be submitted for a vote of stockholders at the Annual Meeting (the election of directors, the advisory vote on the Company’s executive compensation or the advisory vote on the frequency of the vote on the Company’s executive compensation). Accordingly, if you are a beneficial owner that has not submitted voting instructions to your broker and your broker exercises its discretion to vote your shares on Proposal 2, your shares will be treated as broker non-votes with respect to Proposals 1, 3 and 4 (the election of directors, the advisory vote on the Company’s executive compensation and the advisory vote on the frequency of the vote on the Company’s executive compensation, respectively). There will not be any broker non-votes on Proposal 2 (ratification of the appointment of the Company’s independent registered public accounting firm for fiscal year 2024).

HOW WILL “BROKER NON-VOTES” AND ABSTENTIONS BE TREATED?

Broker non-votes with respect to Proposals 1, 3 and 4 (the election of directors, the advisory vote on the Company’s executive compensation and the advisory vote on the frequency of the vote on the Company’s executive compensation, respectively) are counted for the purposes of calculating a quorum. However, broker non-votes are not deemed to be a vote cast with respect to Proposal 1 or entitled to vote for the purpose of determining whether stockholders have approved Proposals 3 or 4 and, therefore, will not be counted in determining the outcome of such matters.

RGP 2023 Proxy Statement —  77

A properly executed proxy marked “ABSTAIN” with respect to the election of one or more director nominees in Proposal 1 will not be considered a vote cast with respect to the director or director nominees indicated and, therefore, will not be counted in determining the outcome of the director nominee’s election to the Board. For the remaining Proposals, a properly executed proxy marked “ABSTAIN” with respect to the proposal has the same effect as a vote “AGAINST” the matter or, in the case of Proposal 4, a vote not in favor of any of the proposed frequency options. In all cases, a properly executed proxy marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

WHEN MUST NOTICE OF BUSINESS TO BE BROUGHT BEFORE AN ANNUAL
MEETING BE GIVEN AND WHEN ARE STOCKHOLDER PROPOSALS AND DIRECTOR
NOMINATIONS DUE FOR THE 2024 ANNUAL MEETING?

Advance Notice Procedures

Under our Bylaws, business, including director nominations, may be brought before an annual meeting if it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the discretion of our Board or any committee thereof or by a stockholder entitled to vote who has delivered notice to our Corporate Secretary (containing certain information specified in our Bylaws) not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (for next year’s annual meeting, no earlier than the close of business on June 21, 2024, and no later than the close of business on July 21, 2024). In the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered to our Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. These requirements are separate from and in addition to the requirements of the SEC that a stockholder must meet in order to have a stockholder proposal included in next year’s proxy statement.

Further, if you intend to solicit proxies in support of director nominees other than the Board’s nominees at the 2024 Annual Meeting of Stockholders, you must provide written notice setting forth the information required by Rule 14a-19 under the Exchange Act, unless the required information has been provided in a preliminary or definitive proxy statement previously filed by the stockholder. Such written notice must be provided in accordance with Rule 14a-19 no later than August 20, 2024. If we change the date of the 2024 Annual Meeting of Stockholders to a date that is more than 30 days from the anniversary date of the Annual Meeting, your written notice must be received by the later of 60 days prior to the date of the 2024 annual meeting of stockholders or the 10th calendar day following the day on which public announcement of the date of the 2024 Annual Meeting of Stockholders is first made. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under our Bylaws as described below.

Stockholder Proposals for the 2024 Annual Meeting

Written notice of stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2024 Annual Meeting of Stockholders must be received no later than May 10, 2024. In addition, all proposals will need to comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

HOW DO I OBTAIN A COPY OF THE ANNUAL REPORT FOR RESOURCES CONNECTION, INC.’S YEAR ENDED MAY 27, 2023?

A copy of the Company’s Annual Report for the year ended May 27, 2023 has been included with this Proxy Statement. If you desire another copy of our Annual Report or would like a copy of our Annual Report on Form 10-K filed with the SEC (including the financial statements and the financial statement schedules), we will provide one to you free of charge upon your written request to our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or from our Investor Relations website at https://ir.rgp.com/financials-filings/annual-reports-and-proxies.

HOW MAY I OBTAIN A SEPARATE SET OF PROXY MATERIALS?

If you share an address with another stockholder and did not receive a Notice of Internet Availability or otherwise receive your proxy materials electronically, you may receive only one set of proxy materials (including this Proxy Statement and our Annual Report) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials for this year or future years, please request the additional copies by contacting our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400. A separate set of proxy materials will be sent promptly following receipt of your request.

In addition, if you are a stockholder of record at a shared address to which we delivered multiple copies of this Proxy Statement or the Annual Report and you desire to receive one copy in the future, please contact our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400.

If you hold shares beneficially in street name, please contact your broker, bank or nominee directly if you have questions, require additional copies of this Proxy Statement or our Annual Report, or wish to receive multiple reports by revoking your consent to house holding.

78 — RGP 2023 Proxy Statement

Additional Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the web site maintained by the SEC at www.sec.gov, and on our website at www.rgp.com.

By order of the Board of Directors,

Lauren A. Elkerson
Chief Legal Officer and Corporate Secretary

September 7, 2023

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, ALL STOCKHOLDERS ARE REQUESTED TO PROMPTLY SUBMIT A PROXY OR VOTING INSTRUCTIONS TO INSTRUCT HOW YOUR SHARES ARE TO BE VOTED AT THE ANNUAL MEETING. IF YOU ATTEND
AND VOTE YOUR SHARES AT THE ANNUAL MEETING, YOUR PROXY OR VOTING INSTRUCTIONS WILL NOT BE USED.

RGP 2023 Proxy Statement —  79

RESOURCES CONNECTION, INC.
17101 ARMSTRONG AVENUE
IRVINE, CA 92614

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on October 18, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on October 18, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Robert Kistinger	☐	☐	☐
1b. Marco von Maltzan	☐	☐	☐
1c. David White	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 1 YEAR on proposal 4.

	1 year	2 years	3 years	Abstain
4. The approval, on an advisory basis, of the frequency of future advisory votes on the Company's executive compensation.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000618972_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com

RESOURCES CONNECTION, INC.
Annual Meeting of Stockholders
October 19, 2023 1:30 PM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Kate W. Duchene and Jennifer Y. Ryu, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of RESOURCES CONNECTION, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:30 PM, PDT on October 19, 2023 at 17101 Armstrong Ave, Irvine, CA 92614, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000618972_2 R1.0.0.6

Continued and to be signed on reverse side